UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

Information Required in Proxy Statement

Schedule 14A Information

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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Achillion Pharmaceuticals, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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ACHILLION PHARMACEUTICALS, INC.

300 George Street

New Haven, Connecticut 06511

NOTICE OF 2016 ANNUAL MEETING OF STOCKHOLDERS

To Be Held on May 25, 2016

To our stockholders:

We invite you to attend our 2016 annual meeting of stockholders, which will be held at our offices at 300 George Street, New Haven, Connecticut 06511 on Wednesday, May 25, 2016 at 9:00 a.m., local time. At the meeting, stockholders will consider and act upon the following matters:

1. To elect Kurt Graves, David Scheer and Frank Verwiel as our three Class I Directors for terms to expire at our 2019 annual meeting of stockholders or until their successors are duly elected and qualified;

2. To approve an advisory vote on executive compensation;

3. To ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the current fiscal year; and

4. To transact such other business as may properly come before the meeting or any adjournment thereof.

Stockholders of record at the close of business on April 11, 2016, the record date for the annual meeting, are entitled to notice of, and to vote at, the meeting. Your vote is important regardless of the number of shares you own. All stockholders are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, we hope you will take the time to vote your shares. If you are a stockholder of record, you may vote over the Internet or by completing and mailing the enclosed proxy card in the envelope provided. If your shares are held in “street name,” that is, held for your account by a broker or other nominee, you will receive instructions from the holder of record that you must follow for your shares to be voted. You may revoke your proxy at any time prior to its exercise at the annual meeting.

This proxy statement and our 2015 Annual Report on Form 10-K are also available to our stockholders electronically via the Internet at www.achillionproxymaterials.com.

Each stockholder should take the time to review the attached proxy statement and to complete and return the enclosed proxy card. Our stock transfer books will remain open for the purchase and sale of our common stock.

By Order of the Board of Directors,

Martha E. Manning, Esq.
Corporate Secretary

New Haven, Connecticut

April 15, 2016

ACHILLION PHARMACEUTICALS, INC.

300 George Street

New Haven, Connecticut 06511

Proxy Statement for the 2016 Annual Meeting of Stockholders

To Be Held on May 25, 2016

INFORMATION CONCERNING SOLICITATION AND VOTING

General

This Proxy is solicited on behalf of the Board of Directors of Achillion Pharmaceuticals, Inc., a Delaware corporation (“we”, “Achillion”, “us”, or the “Company”), and contains information about the Annual Meeting of Stockholders to be held on May 25, 2016, at 9:00 a.m., local time, and any adjournment, continuation or postponement of the meeting, referred to throughout this proxy statement as the Annual Meeting, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders or any other purpose that may properly come before the meeting. The Annual Meeting will be held at the offices of the Company at 300 George Street, New Haven, Connecticut 06511.

These proxy solicitation materials are being mailed to all stockholders entitled to vote at the meeting on or about April 15, 2016.

Important Notice Regarding the Availability of Proxy Materials for our Annual Meeting to be held on May 25, 2016

This proxy statement and our 2015 Annual Report on Form 10-K are also available to our stockholders electronically via the Internet at www.achillionproxymaterials.com.

Purpose of Annual Meeting

As described above, the purpose of the Annual Meeting is to obtain approval for the proposals described herein and such other business as may properly come before the meeting, including any adjournment or postponement thereof.

Record Date and Shares Outstanding

Only stockholders who owned shares of our common stock at the close of business on April 11, 2016, referred to in this proxy statement as the Record Date, are entitled to notice of, and to vote at, the Annual Meeting. Except as otherwise provided in this proxy statement, the holders of common stock as of the Record Date are entitled to one vote per share on matters presented at the Annual Meeting. As of the Record Date, 136,640,019 shares of our common stock were issued and outstanding.

Vote Required

Proposal 1—Election of Three Class I Directors

The three nominees for director to receive the highest number of votes FOR election will be elected as directors. This is called a plurality. If your shares are held by your broker in “street name,” and you do not vote your shares, your brokerage firm may not vote your unvoted shares on Proposal 1. Abstentions are not counted for purposes of electing directors. You may:

•	vote FOR all nominees;

•	WITHHOLD your vote from all nominees; or

•	vote FOR one or more nominees and WITHHOLD your vote from one or more of the nominees.

Votes that are withheld will not be included in the vote tally for the election of directors and will not affect the results of the vote.

Proposal 2—Advisory Vote on Executive Compensation

To approve Proposal 2, stockholders holding a majority of the shares present or represented and voting on such matter must vote FOR the proposal. If your shares are held by your broker in “street name” and you do not vote your shares, your brokerage firm may not vote your unvoted shares on Proposal 2. If you vote to ABSTAIN on Proposal 2, your shares will not be voted in favor of or against the proposal and will also not be counted as votes cast or shares voting on the proposal. As a result, voting to ABSTAIN will have no effect on the voting on the proposal. This vote is advisory only and not binding on the Company. Although this is advisory, we, our Board of Directors, and the Compensation Committee of our Board of Directors value the opinions of our stockholders and expect to take the outcome of this vote into account when considering future compensation arrangements for our executive officers.

Proposal 3—Ratification of Selection of Independent Registered Public Accounting Firm

The Audit Committee of our Board of Directors has selected PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year 2016.

To approve Proposal 3, stockholders holding a majority of the shares present or represented and voting on such matter must vote FOR the proposal. If your shares are held by your broker in “street name,” and you do not vote your shares, your brokerage firm may vote your unvoted shares on Proposal 3. If you vote to ABSTAIN on Proposal 3, your shares will not be voted in favor of or against the proposal and will also not be counted as votes cast or shares voting on the proposal. As a result, voting to ABSTAIN will have no effect on the voting on the proposal.

Although stockholder approval of our Audit Committee’s selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm is not required, we believe that it is advisable to give stockholders an opportunity to ratify this selection. If this proposal is not approved at the Annual Meeting, our Audit Committee will reconsider its selection of PricewaterhouseCoopers LLP.

Revocability of Proxies

You may revoke your proxy at any time before it is exercised. Execution of the proxy will not in any way affect your right to attend the Annual Meeting in person. Revocation may be made prior to the Annual Meeting by either written revocation or through a duly executed proxy bearing a later date sent to Achillion Pharmaceuticals, Inc., Attention: Martha E. Manning, Esq., Secretary, 300 George Street, New Haven, Connecticut 06511, or your proxy may be revoked personally at the Annual Meeting by written notice to the Secretary at the Annual Meeting prior to the voting of the proxy. Any mailed revocation sent to Achillion must include the stockholder’s name and must be received by the day prior to the Annual Meeting to be effective.

If you vote your shares over the Internet, only your latest Internet vote will be counted at the Annual Meeting. Attendance at the Annual Meeting does not in itself constitute the revocation of a proxy. Stockholders who have instructed their broker to vote their shares of common stock must follow their broker’s directions in order to change those instructions. You may also attend the Annual Meeting in person instead of submitting a proxy; however, please see the instructions below under “Voting of Shares Held in Street Name” if you wish to vote such shares in person at the Annual Meeting.

How Your Proxy Will Be Voted

In the absence of specific instructions to the contrary, shares represented by properly executed proxies received by Achillion, including unmarked proxies, will be voted to approve Proposals 1 through 3. In addition, if any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed proxy card to vote the shares they represent as directed by the Board of Directors. We have not received notice of any other matters that may properly be presented at the Annual Meeting.

Quorum

The presence, in person or by proxy, of the holders of a majority of the outstanding shares of Achillion’s common stock as of the Record Date is necessary to constitute a quorum at the Annual Meeting. As there were 136,640,019 shares eligible to vote on the Proposal as of the Record Date, we will need more than 68,320,010 shares present in person or by proxy at the Annual Meeting for a quorum to exist.

Voting

Tabulation

For purposes of determining whether a quorum exists, (i) shares held by stockholders entitled to vote who are present at the Annual Meeting in person or by proxy, (ii) abstentions and (iii) broker non-votes are counted as present or represented at the meeting. An automated system administered by our transfer agent tabulates the votes.

Voting Instructions

The following section summarizes important information on how to vote your shares of common stock.

Voting by Proxy

If you are a record holder, meaning your shares are registered in your name, you may vote over the Internet, by mail or in person at the Annual Meeting pursuant to the following instructions:

Over the Internet: Go to the website of our tabulator, Computershare Investor Services, at www.investorvote.com/achn. Use the vote control number printed on your enclosed proxy card to access your account and vote your shares. You must specify how you want your shares voted or your Internet vote cannot be completed and you will receive an error message. Your shares will be voted according to your instructions. You must submit your Internet proxy before 11:59 p.m. Eastern Time on May 24, 2016 for your proxy to be valid and your vote to count.

By Mail: Complete and sign your enclosed proxy card and mail it in the enclosed postage prepaid envelope to Computershare Investor Services. Your shares will be voted according to your instructions. If you do not specify how you want your shares voted, they will be voted as recommended by our Board of Directors. Computershare must receive your proxy card no later than May 24, 2016 for your proxy to be valid and your vote to count.

In Person at the Annual Meeting: If you attend the Annual Meeting, you may deliver your completed proxy card in person or you may vote by completing a ballot, which we will provide to you at the Annual Meeting.

Voting of Shares Held in Street Name. If your shares are held in “street name,” meaning they are held for your account by a broker or other nominee, you will receive instructions from your broker or other nominee regarding how to vote your shares over the Internet or by mail. You should follow those instructions. If you wish to vote your shares in person at the Annual Meeting, contact your broker or other nominee who holds your shares to obtain a brokers’ proxy card and bring it with you to the Annual Meeting. You will not be able to vote in person at the Annual Meeting unless you have a proxy from your broker issued in your name giving you the right to vote your shares.

Voting of Proxies at the Annual Meeting. All properly executed proxies that we receive prior to the vote at the Annual Meeting, and that are not revoked, will be voted in accordance with the instructions indicated on the proxies or, if no direction is indicated, to approve Proposals 1 through 3.

Properly executed proxies will also be voted for any adjournment or postponement of our Annual Meeting for the purpose of soliciting additional votes to approve Proposals 1 through 3, if necessary. In addition, if any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed proxy card to vote the shares they represent as directed by the Board of Directors. We have not received notice of any other matters that may properly be presented at the Annual Meeting.

Broker Non-Votes; Abstentions

In the absence of controlling precedent to the contrary, we intend to treat broker non-votes and abstentions in the following manner:

A broker “non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have the discretionary voting power with respect to that item and has not received instructions from the beneficial owner. Broker “non-votes” and shares as to which proxy authority has been withheld with respect to any matter are considered present for purposes of calculating a quorum but are not deemed to be entitled to vote for purposes of determining whether stockholder approval of that matter has been obtained. As a result, broker “non-votes” are not included in the tabulation of the voting results on any proposals requiring a plurality or the approval of a majority of the shares of common stock present or represented and voting on such matters and, therefore, do not have any effect on the voting proposals.

Abstentions occur when a stockholder entitled to vote and present in person or represented by proxy affirmatively votes to abstain. Votes in abstention are considered present for purposes of calculating a quorum but do not have any effect on the voting on any proposals.

Solicitation of Proxies

We will pay for all costs incurred in connection with the solicitation of proxies from our stockholders on behalf of our Board of Directors, including assembly, printing and mailing of this document, its related attachments and the proxy card. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of our common stock beneficially owned by others to forward to such beneficial owners. In addition to solicitation by use of the mail, our directors, officers, employees and agents may solicit proxies by telephone, email, facsimile and in person, without additional compensation. Upon request, we will reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for distributing proxy materials.

Householding of Proxy Materials

The Securities and Exchange Commission has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders and enclosing separate proxy cards for each stockholder. This process, which is commonly referred to as “householding,” potentially eliminates some duplicative mailings to stockholders and reduces our mailing costs.

For this Annual Meeting, a number of brokers with account holders who are stockholders of Achillion will be “householding” our proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, please notify your broker, or direct your request via mail to Achillion Pharmaceuticals, Inc., Attention: Martha E. Manning, Esq., Secretary, 300 George Street, New Haven, Connecticut 06511 or via telephone to (203) 624-7000. Upon written or oral request, we will promptly deliver to you a separate proxy statement and annual report. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their broker.

Stockholder Proposals for the 2017 Annual Meeting

Proposals of stockholders intended to be presented at the 2017 Annual Meeting of Stockholders must be received by us at our principal office in New Haven, Connecticut not later than December 16, 2016 for inclusion in the proxy statement for that meeting.

In addition, our by-laws require that we be given advance notice of stockholder nominations for election to our Board of Directors and of other matters which stockholders wish to present for action at an annual meeting of stockholders, other than matters included in our proxy statement in accordance with Rule 14a-8. The required notice must be in writing and received by our Corporate Secretary, Martha E. Manning, Esq., at our principal offices not later than February 24, 2017 nor earlier than January 25, 2017. However, if the date of our 2017 annual meeting of stockholders is before May 5, 2017 or after July 24, 2017, notice must be received not earlier than the 120th day prior to such annual meeting and not later than the close of business on the later of (1) the 90th day prior to such annual meeting and (2) the 10th day following the date on which notice of the date of such annual meeting was mailed or public disclosure of the date of such annual meeting was made, whichever occurs first. Our by-laws also specify requirements relating to the content of the notice which stockholders must provide, including a stockholder nomination for election to the Board of Directors, to be properly presented at the 2017 Annual Meeting of Stockholders.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

As of February 29, 2016, or such date as indicated below, the table below indicates the shares of our common stock beneficially owned by (1) each of our directors, (2) our principal executive officer, our principal financial officer, our two other most highly compensated executive officers who were serving as executive officers on December 31, 2015, and one additional officer who would have been included among our most highly compensated executive officers if he had been serving as such on December 31, 2015, whom we refer to collectively as our “named executive officers,” (3) all of our directors and executive officers as a group and (4) all persons known by us to beneficially own more than 5% of our outstanding common stock.

Beneficial ownership is determined in accordance with rules of the SEC and includes shares over which the indicated beneficial owner exercises voting or investment power. Percentage of common stock outstanding is based on 136,640,019 shares of our common stock outstanding as of February 29, 2016. Shares of common stock subject to stock options and warrants that are currently exercisable, or exercisable within 60 days of February 29, 2016, are deemed outstanding for the purpose of computing the percentage ownership of the person holding such securities but are not deemed outstanding for computing the percentage ownership of any other person.

Except as otherwise indicated in the footnotes to this table and subject to community property laws where applicable, we believe that each stockholder identified in the table has sole voting and investment power with respect to all shares listed opposite their names.

Except as otherwise indicated in the footnotes to this table, the address for each person is to the care of Achillion Pharmaceuticals, Inc., 300 George Street, New Haven, Connecticut 06511.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned
5% Stockholders

Johnson & Johnson(1) One Johnson & Johnson Plaza New Brunswick, NJ 08933	18,367,346	13.44%

RA Capital Management, LLC(2) 20 Park Plaza, Suite 1200 Boston, MA 02116	11,222,893	8.21%

Point72 Asset Management, L.P.(3) 72 Cummings Point Road Stamford, CT 06902	10,577,706	7.74%

OrbiMed Advisors, LLC(4) 601 Lexington Avenue, 54th Floor New York, NY 10022	9,649,900	7.06%

FMR, LLC(5) 245 Summer Street Boston, MA 02210	8,875,058	6.50%

BlackRock, Inc.(6) 55 East 52nd Street New York, NY 10022	7,913,681	5.79%

Vanguard Group, Inc.(7) 100 Vanguard Blvd. Malvern, PA 19355	7,682,621	5.62%

Janus Capital Management(8) 151 Detroit Street Denver, CO 80206	7,017,298	5.14%

Integrated Core Strategies, LLC(9) c/o Millennium Management, LLC 666 Fifth Avenue New York, NY 10103	6,843,408	5.01%

Directors and Named Executive Officers
Jason Fisherman, M.D.(10)	229,791	*
Gary Frashier(11)	118,541	*
Kurt Graves(12)	222,500	*
Michael D. Kishbauch(13)	210,259	*
David I. Scheer(14)	278,040	*
Robert L. Van Nostrand(15)	214,791	*
Frank Verwiel(16)	39,375	*
Nicole Vitullo(17)	5,306,012	3.80%
David Apelian, M.D., Ph.D(18)	350,937	*
Milind S. Deshpande, Ph.D(19)	1,092,600	*
Mary Kay Fenton(20)	698,062	*
Joseph Truitt(21)	600,937	*
Gautam Shah(22)	—	*
All current executive officers and directors as a group (14 individuals)(23)	9,364,970	6.52%

*	Represents holdings of less than one percent of our outstanding stock.
(1)

Consists of 18,367,346 shares of common stock held by Johnson & Johnson Innovation-JJDC, Inc., (“JJDC”), a wholly-owned subsidiary of Johnson & Johnson. JJDC has shared voting and dispositive power with Johnson &

Johnson with respect to all 18,367,346 shares. Johnson & Johnson may be deemed to indirectly beneficially own the shares that are directly beneficially owned by JJDC. This information is from a Schedule 13G filed on July 7, 2015.
(2)	Consists of (i) 8,490,751 shares of common stock held by RA Capital Healthcare Fund, L.P. (the “Fund”), for which RA Capital Management LLC (“Capital”) serves as the sole general partner and (ii) 2,732,142 shares of common stock held in a separately managed account for which Capital acts as investment adviser. Peter Kolchinsky serves as the manager of Capital. The Fund, Capital and Mr. Kolchinsky may be deemed to have shared voting, investment and dispositive power with respect to these shares. The address for the Fund, Capital and Mr. Kolchinsky is c/o RA Capital Management LLC, 20 Park Plaza, Suite 1200, Boston, MA 02116. Capital and Mr. Kolchinsky disclaim beneficial ownership of these securities other than for the purpose of determining their obligations under Section 13(d) of the Exchange Act. This information is from a Schedule 13G/A filed by RA Capital Management, LLC on February 16, 2016.
(3)	Consists of: (i) 8,966,608 shares of common stock held by Point72 Asset Management, L.P. (“Point72 Asset Management”) and certain investment funds it manages; (ii) 11,098 shares held by Cubist Systematic Strategies, LLC (“Cubist Systematic Strategies”); and (iii) 1,600,000 shares held by EverPoint Asset Management, LLC (“EverPoint Asset Management”). Point72 Capital Advisors, Inc. (“Point72 Capital Advisors Inc.”) is the general partner of Point72 Asset Management and may be deemed to have beneficial ownership and shared voting and dispositive power with respect to the shares held by Point72 Asset Management. Steven Cohen controls each of Point72 Capital Advisors Inc., Cubist Systematic Strategies, LLC and EverPoint Asset Management, as a result of which he may be deemed to beneficially own and share voting and dispositive power with respect to the shares held by such entities. Each of Point72 Asset Management, Point72 Capital Advisors Inc., Cubist Systematic Strategies, EverPoint Asset Management and Mr. Cohen disclaims beneficial ownership of any of the securities. The address of (i) Point72 Asset Management, Point72 Capital Advisors Inc. and Mr. Cohen is 72 Cummings Point Road, Stamford, CT 06902; (ii) Cubist Systematic Strategies is 330 Madison Avenue, New York, NY 10173; and (iii) EverPoint Asset Management is 510 Madison Avenue, New York, NY 10022. This information is from a Schedule 13G/A filed February 16, 2016.
(4)	Consists of (i) 3,952,800 shares of common stock held by OrbiMed Advisors, LLC and (ii) 5,697,100 shares of common stock held by OrbiMed Capital, LLC. Samuel D. Isaly is a control person of OrbiMed Advisors, LLC and OrbiMed Capital, LLC, which are investment advisors, and he has shared voting and dispositive power and may be deemed to have beneficial ownership with respect to the shares held by each of OrbiMed Advisors, LLC and OrbiMed Capital, LLC. This information is from a Schedule 13G filed on February 12, 2016.
(5)	Consists of 8,875,058 shares of common stock held by FMR, LLC, which has sole voting power with respect to 5,086 shares and sole dispositive power with respect to 8,875,058 shares. Abigail P. Johnson is a Director, the Vice Chairman, the Chief Executive Officer and the President of FMR LLC. Members of the Johnson family, including Abigail P. Johnson, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. Neither FMR LLC nor Abigail P. Johnson has the sole power to vote or direct the voting of the shares owned directly by the various investment companies registered under the Investment Company Act (“Fidelity Funds”) advised by Fidelity Management & Research Company (“FMR Co”), a wholly owned subsidiary of FMR LLC, which power resides with the Fidelity Funds’ Boards of Trustees. Fidelity Management & Research Company carries out the voting of the shares under written guidelines established by the Fidelity Funds’ Boards of Trustees. This information is from a Schedule 13G/A filed by FMR, LLC on February 12, 2016.
(6)	Consists of 7,913,681 shares of common stock held by BlackRock, Inc., which has sole voting and sole dispositive power with respect to all shares. This information is from a Schedule 13G/A filed by BlackRock, Inc. on January 25, 2015.
(7)	Consists of 7,682,621 shares of common stock held by The Vanguard Group, Inc. (“The Vanguard Group”), which has sole dispositive power with respect to 7,425,664 shares and shared power with respect to 256,957 shares. Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of The Vanguard Group, is the beneficial owner of 252,157 shares as a result of its serving as investment manager of collective trust accounts, and Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of The Vanguard Group, is the beneficial owner of 10,900 shares as a result of its serving as investment manager of Australian investment offerings. This information is from a Schedule 13G/A filed by the Vanguard group on February 10, 2016.
(8)

Consists of 7,017,298 shares of common stock held by Janus Capital Management, LLC (“Janus Capital”). Janus Capital has sole voting power and sole dispositive power with respect to all shares. Janus Capital has a direct 96.81% ownership stake in INTECH Investment Management (“INTECH”) and a direct 100% ownership stake in Perkins Investment

Management LLC (“Perkins”), due to which ownership structure holdings for Janus Capital, Perkins and INTECH are aggregated for purposes of this filing. This information is from a Schedule 13G filed on February 16, 2016.
(9)	Consists of (i) 4,891,706 shares of common stock and listed options to purchase 1,005,000 shares of common stock held by Integrated Core Strategies (US), LLC (“Integrated Core Strategies”) and (ii) 946,702 shares of common stock held by Integrated Assets, Ltd (“Integrated Assets”). Millennium International Management LP (“Millennium International Management”) is the investment manager to Integrated Assets and may be deemed to have shared voting control and investment discretion over securities owned by Integrated Assets. Millennium International Management GP LLC (“Millennium International Management GP”) is the general partner of Millennium International Management and may also be deemed to have shared voting control and investment discretion over securities owned by Integrated Assets. Millennium Management LLC (“Millennium Management”) is the general partner of the managing member of Integrated Core Strategies and the general partner of the 100% shareholder of Integrated Assets and may be deemed to have shared voting control and investment discretion over securities owned by each of Integrated Core Strategies and Integrated Assets. Israel Englander is the managing member of the Millennium Management and Millennium International Management GP and may also be deemed to have shared voting control and investment discretion over securities owned by Integrated Core Strategies and Integrated Assets and beneficial ownership of 6,843,408 shares. This information is from a Schedule 13G filed February 1, 2016.
(10)	Includes stock options to purchase 189,791 shares of our common stock currently exercisable or exercisable within 60 days of February 29, 2016.
(11)	Includes stock options to purchase 113,541 shares of our common stock currently exercisable or exercisable within 60 days of February 29, 2016.
(12)	Includes stock options to purchase 199,791 shares of our common stock currently exercisable or exercisable within 60 days of February 29, 2016.
(13)	Consists of stock options to purchase shares of our common stock currently exercisable or exercisable within 60 days of February 29, 2016.
(14)	Consists of stock options to purchase 214,791 shares of our common stock currently exercisable or exercisable within 60 days of February 29, 2016 held by David Scheer and 63,249 shares of common stock held by Scheer Investment Holdings III, LLC. Mr. Scheer, a director of Achillion, is the Managing Member of Scheer Investment Holdings III, LLC. As such, he may be deemed to have sole or shared voting and investment power with respect to the shares held by Scheer Investment Holdings III, LLC. Mr. Scheer disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein.
(15)	Consists of stock options to purchase shares of our common stock currently exercisable or exercisable within 60 days of February 29, 2016.
(16)	Consists of stock options to purchase shares of our common stock currently exercisable or exercisable within 60 days of February 29, 2016.
(17)	Consists of 2,359,976 shares of common stock and 2,790,539 shares of common stock issuable upon the exercise of warrants held by Domain Partners VIII, L.P., 17,179 shares of common stock and 20,706 shares of common stock issuable upon the exercise of warrants held by DP VIII Associates, L.P., 25,000 shares held by Domain Associates, LLC, as well as stock options to purchase 134,791 shares of our common stock currently exercisable or exercisable within 60 days of February 29, 2016 held by Nicole Vitullo. Under the terms of the warrants, Domain Partners VIII, L.P. and DP VII Associates, L.P. are not permitted to exercise a warrant for common stock or any portion thereof if the number of shares of our common stock beneficially owned by such investor would exceed 19.99% of the number of shares of our common stock outstanding, unless and until such limitation is no longer required by Nasdaq Marketplace Rules. Nicole Vitullo, a director of Achillion, is a Managing Member of Domain Associates, LLC. Ms. Vitullo disclaims beneficial ownership of such shares except to the extent of her pecuniary interest therein.
(18)	Consists of stock options to purchase shares of our common stock currently exercisable or exercisable within 60 days of February 29, 2016.
(19)	Consists of stock options to purchase shares of our common stock currently exercisable or exercisable within 60 days of February 29, 2016.
(20)	Consists of stock options to purchase shares of our common stock currently exercisable or exercisable within 60 days of February 29, 2016.
(21)	Consists of stock options to purchase shares of our common stock currently exercisable or exercisable within 60 days of February 29, 2016.
(22)	Dr. Shah ceased to be an employee on March 31, 2015.
(23)	Includes stock options to purchase 4,059,666 shares of our common stock and 2,811,245 shares issuable upon exercise of warrants currently exercisable or exercisable within 60 days of February 29, 2016. None of the securities held by our officers and directors are pledged.

PROPOSAL 1—ELECTION OF DIRECTORS

Our Board of Directors is divided into three classes and currently consists of three Class I Directors (Kurt Graves, David I. Scheer and Frank Verwiel), three Class II Directors (Michael D. Kishbauch, Robert L. Van Nostrand and Nicole Vitullo), and three Class III Directors (Milind S. Deshpande, Jason S. Fisherman and Gary E. Frashier). One class is elected each year and members of each class hold office for three year terms. Our Board of Directors has set the number of directors at nine. The Class I, Class II and Class III Directors will serve until the annual meeting of stockholders to be held in 2016, 2017 and 2018, respectively, and until their respective successors are elected and qualified.

At the annual meeting, Class I directors will stand for reelection. The persons named in the enclosed proxy card will vote to elect Messrs. Graves and Scheer and Dr.Verwiel as Class I Directors unless you indicate on your proxy that your shares should be withheld from one or more of the nominees. Each of the nominees is currently a member of our Board of Directors.

If they are elected, Messrs. Graves and Scheer and Dr.Verwiel will each hold office until our annual meeting of stockholders in 2019 and until his respective successor is duly elected and qualified. Each of the nominees has indicated their willingness to serve, if elected; however, if any nominee should be unable to serve, the shares of common stock represented by proxies may be voted for a substitute nominee designated by the Board of Directors.

There are no family relationships between or among any of our officers or directors.

Below are the names, ages and certain other information for each member of the Board of Directors, including the nominees for election as Class I Directors. The information presented includes each director’s and nominee’s principal occupation and business experience for the past five years, and the names of other public companies of which he or she has served as a director during the past five years. The information presented below regarding the specific experience, qualifications, attributes and skills of each director and nominee led our Nominating and Corporate Governance Committee and our Board to conclude that he or she should serve as a director. In addition, we believe that all of our directors and nominees possess the attributes or characteristics described below under the heading “Director Nomination Process” that the committee expects of each director, including the candidate’s integrity, business acumen, knowledge of our business and industry, experience, diligence, age, lack of conflicts of interest, the ability to act in the interests of all stockholders and whether the candidate enhances the diversity of our Board of Directors. Information with respect to the number of shares of common stock beneficially owned by each director, directly or indirectly, as of February 29, 2016 appears above under the heading “Security Ownership of Certain Beneficial Owners and Management.”

Directors Whose Terms Expire in 2016 (Class I Directors)

Kurt Graves, age 48. Mr. Graves has served as a director of Achillion since June 2012 and currently serves as a member of our Compensation Committee, Nominating and Corporate Governance Committee and our Strategy and Corporate Development Committee. Mr. Graves has served as Executive Chairman and Chief Executive Officer of Intarcia Therapeutics, a biotechnology company, since September 2010. Prior to joining Intarcia Therapeutics, Mr. Graves served as Executive Vice President, Chief Commercial Officer and Head of Corporate and Strategic Development at Vertex Pharmaceuticals, a pharmaceutical company, from July 2007 to November 2009. From January 1999 to July 2007, Mr. Graves held various leadership positions at Novartis, a pharmaceutical company, most recently as Global Head of the General Medicines Business Unit and Chief Marketing Officer for the Pharmaceuticals division. Prior to Novartis, Mr. Graves held commercial and general management positions of increasing responsibility at Merck & Co., Inc., a global health care company, and Astra Merck Pharmaceuticals. Mr. Graves currently serves as Chairman of the Board of Intarcia Therapeutics, and is also Chairman of the Board at Radius Health, Inc., a biopharmaceutical company. Mr. Graves also serves on the Board of Directors of Pulmatrix, a biotechnology company. Mr. Graves serves on the Board of Alevium Pharmaceuticals, a privately held biopharmaceutical company. Mr. Graves earned his B.S. in Biology from

Hillsdale College and has attended executive leadership programs at Harvard, Wharton School of Management and University of Michigan. Mr. Graves is a global industry leader with more than twenty years of U.S. and global general management experience in top-tier U.S. and European based pharmaceutical and biotech companies. He has successfully built and managed several of the largest multi-billion dollar franchises in the industry and developed and launched more than 10 successful brands in a broad range of general medicine, specialty and orphan disease areas. Mr. Grave’s extensive commercial and general management experience in the pharmaceutical industry makes him an important contributor as we seek to advance our drug candidates toward commercialization.

David I. Scheer, age 63. Mr. Scheer has served as Chairman of our Board since March 2010, as a director of Achillion since August 1998, and currently serves as chair of our Nominating and Corporate Governance Committee and as a member of our Compensation Committee and our Strategy and Corporate Development Committee. Since 1981, Mr. Scheer has been President of Scheer & Company, Inc., a company that provides venture capital, corporate strategic and transactional advisory services in the life sciences industry. Mr. Scheer is on the Board of Directors of Aegerion Pharmaceuticals, Inc., a biopharmaceutical company involved in the development and commercialization of pharmaceuticals products for ultra-orphan disorders. Mr. Scheer also serves as Chairman of the Board of Directors of several privately-held biotechnology companies. Mr. Scheer previously served on the Board of Directors of Tengion, Inc., a biopharmaceutical company. Additionally, Mr. Scheer serves on the Board of Directors of Connecticut United for Research Excellence, (CURE), an educational and business advocacy network. He is on the Executive Board of the Center for Biomedical Interventional Technologies (CBIT) at Yale University. He has been a co-organizer and Chair of a series of life science conferences involving public and global health in collaboration with Yale, and has been a speaker at the annual conferences involving orphan drug innovation for the National Organization for Rare Disorders. He serves as a member of a working group with the Division of Bioethics at NYU Langone Medical Center focusing on Compassionate Use and Pre-Approval Access policy. Mr. Scheer has been invited to be a guest lecturer and panelist for courses at the Wharton School of the University of Pennsylvania, the Yale School of Management, and the University of New Haven, and has been an Executive-in-Residence at the Carey Business School at Johns Hopkins University. He has served as Chair of the Strategic Advisory Committee for the Global Task Force to Expand Access to Cancer Care in the Developing World, and as chair of the Executive Committee of the Unfinished Agenda in Infectious Diseases, both of which were initiatives associated with the Harvard School of Public Health. Mr. Scheer received an A.B. degree in Biochemical Sciences from Harvard College and a M.S. in Cell, Molecular and Developmental Biology from Yale University. Our Board of Directors believes that Mr. Scheer’s qualifications to sit on our Board of Directors include his extensive experience in the launch, growth, strategic transactions and corporate governance of life sciences companies.

Frank Verwiel, M.D., age 53. Dr. Verwiel has served as a director of Achillion since December 2015 and currently serves as a member of our Audit Committee. From July 2005 to February 2014, Dr. Verwiel served as President, Chief Executive Officer and a member of the Board of Directors of Aptalis Pharma, Inc., a privately-held, specialty pharmaceutical company, which was acquired by Forest Laboratories, Inc. in February 2014. Prior to joining Aptalis Pharma, Inc., Dr. Verwiel held international senior management positions with Merck & Co., Inc., including as Vice President, Hypertension, Worldwide Human Health Marketing from June 2001 to May 2005. Dr. Verwiel was also Managing Director of Merck’s Dutch subsidiary from June 1996 to May 2001. Prior to his tenure at Merck Dr. Verwiel had international leadership positions at Servier Laboratories, a pharmaceutical company, from 1988 until 1995. Since 2015, Dr. Verwiel serves as a director of Avexis, Inc., a publicly traded clinical-stage gene therapy company, where he also serves on the Audit Committee and chairs the Compensation Committee. In August 2015, Dr. Verwiel was appointed as an observer of the Board of Directors and Audit Committee of Bavarian Nordic A/S, a publicly traded biopharmaceutical vaccine company. Dr. Verwiel is also a director since January 2016 of ObsEva SA, a private company developing drugs addressing conditions relating to women’s reproductive health. From March 2012 to September 2014, Dr. Verwiel was a director of InterMune, Inc., a publicly traded biotechnology company that was acquired by Roche in 2014. Dr. Verwiel was also a member of the Board of Directors of the Biotechnology Industry Organisation (BIO) from February 2013 to April 2014. Dr. Verwiel holds an M.D. from Erasmus University, Rotterdam in The

Netherlands and an M.B.A. from INSEAD, Fontainebleau in France. Dr. Verwiel brings to our Board expertise in healthcare, marketing, strategy development and financial operations. In addition, we believe his experience as chief executive officer of a biopharmaceutical company adds value to our Board of Directors and provides a valuable source of experience for our management team.

Directors Whose Terms Expire in 2017 (Class II Directors)

Michael D. Kishbauch, age 67. Mr. Kishbauch has served as a director of Achillion since July 2004 and currently serves as chair of our Strategy and Corporate Development Committee. Mr. Kishbauch was President and Chief Executive Officer of Achillion from July 2004 until May 2013. In September 2013, he retired from Achillion. From September 1996 to July 2004, Mr. Kishbauch founded and served as President and Chief Executive Officer of OraPharma, Inc., a publicly traded, commercial-stage pharmaceutical company focused on oral health care, which was acquired by Johnson & Johnson in 2003. Prior to OraPharma, Inc., Mr. Kishbauch held senior management positions with MedImmune, Inc., a biotechnology company. Mr. Kishbauch serves on the Board of Directors of Progenics Pharmaceuticals, Inc., an oncology company, and Catabasis Pharmaceuticals, Inc. and TetraLogic Pharmaceuticals, Inc, both biopharmaceutical companies. Mr. Kishbauch holds an M.B.A. from the Wharton School of the University of Pennsylvania and a B.A. in biology from Wesleyan University. Mr. Kishbauch has held senior management positions in the life sciences industry for over 28 years. His extensive operational, strategic and product planning and promotion experience is coupled with extensive sales, marketing and product launch experience. In addition, Mr. Kishbauch previously served as our Chief Executive Officer and has held board positions with several other life sciences companies. This comprehensive knowledge of the industry adds significant value to our Board of Directors.

Robert L. Van Nostrand, age 59. Mr. Van Nostrand has served as a director of Achillion since April 2007 and currently serves as chair of our Audit Committee and as a member of our Compensation Committee. Mr. Van Nostrand is currently on the Board of Directors of Enumeral Biomedical Corporations, a biotechnology company, Intra-Cellular Therapies, a biopharmaceutical company, Metabolix, Inc., a bio industrial company, and the Biomedical Research Alliance of New York, a private company providing clinical trial services. Prior to this, Mr. Van Nostrand was Executive Vice President and Chief Financial Officer of Aureon Laboratories, Inc., a pathology life science company, from January 2010 to July 2010. Prior to joining Aureon Laboratories, Mr. Van Nostrand served as Executive Vice President and Chief Financial Officer of AGI Dermatics, a private biotechnology company, from July 2007 to September 2008 when the company was acquired. From May 2005 to July 2007, Mr. Van Nostrand served as the Senior Vice President and Chief Compliance Officer of OSI Pharmaceuticals, Inc. a biotechnology company, where he previously served as Vice President and Chief Financial Officer from December 1996 through May 2005 and as Vice President, Finance and Administration prior to that. He also served as OSI’s Treasurer from March 1992 to May 2005 and Secretary from March 1995 to January 2004. Mr. Van Nostrand joined OSI as Controller and Chief Accounting Officer in September 1986. Prior to joining OSI, Mr. Van Nostrand served in a managerial position with the accounting firm, Touche Ross & Co., currently Deloitte. Mr. Van Nostrand is also on the Board of the New York Biotechnology Association and was the former chairman, and is on the Foundation Board of Farmingdale University. Mr. Van Nostrand holds a B.S. in Accounting from Long Island University, New York and completed advanced management studies at the Wharton School of the University of Pennsylvania. He is a Certified Public Accountant. Mr. Van Nostrand held board and executive positions with several life sciences companies, particularly contributing his financial management expertise. Mr. Van Nostrand’s vast industry experience, as well as his expertise in financial operations, transaction structuring and risk management, make him a significant contributor to our Board of Directors.

Nicole Vitullo, age 58. Ms. Vitullo has served as a director of Achillion since September 2010 and currently serves on our Nominating and Corporate Governance Committee. Ms. Vitullo joined Domain Associates, a venture capital firm with an exclusive focus on life sciences, in 1999 and became a Partner in 2004. In addition to investment responsibilities, she is involved in the distribution/liquidation strategies for the public companies in Domain’s Venture Capital portfolios. Ms. Vitullo is on the Board of Directors of Celtaxsys, Inc., VentiRx

Pharmaceuticals and an Observer to the Board of Cotera Inc., privately-held life sciences companies, and serves on the Boards of Directors of Celator, Inc., Esperion Pharmaceuticals, Inc. and Marinus Pharmaceuticals, Inc. all publicly traded pharmaceutical companies. Ms. Vitullo was formerly on the board of Durata Therapeutics (which was sold to Acatvis Plc). From 1992 through 1999, Ms. Vitullo was Senior Vice President at Rothschild Asset Management, Inc. where she had responsibility for the U.S. public market investments of International Biotechnology Trust plc and Biotechnology Investments Limited. From 1991 to 1992, Ms. Vitullo served as the Director of Corporate Communications and Investor Relations at Cephalon, a publicly traded biotechnology company. Prior to Cephalon, Ms. Vitullo spent 12 years at Eastman Kodak, most recently in Corporate Development where she was involved in the development and management of Eastman Kodak’s venture capital activities. Ms. Vitullo received a B.A. and M.B.A. from the University of Rochester. Ms. Vitullo’s extensive industry knowledge allows her to contribute to our Board in such matters as strategic product development and planning, financing, alliance formation, and market communications. Ms. Vitullo’s extensive board membership with other companies provides her with very broad experience across several therapeutic areas in the life sciences, and her contributions to our Board of Directors span multiple disciplines.

Nominees Whose Terms Expire in 2018 (Class III Directors)

Milind S. Deshpande, Ph.D., age 59. Dr. Deshpande was appointed our President and Chief Executive Officer in May 2013, at which time he was also elected to our Board of Directors. Prior to that, he was our President of Research and Development and Chief Scientific Officer. Prior to joining Achillion in September 2001, Dr. Deshpande was Associate Director of Lead Discovery and Early Discovery Chemistry at the Pharmaceutical Research Institute at Bristol-Myers Squibb, a pharmaceutical company, from 1991 to 2001, where he managed the identification of new clinical candidates to treat infectious and neurological diseases. From 1988 to 1991, he held a faculty position at Boston University Medical School. Dr. Deshpande is on the Board of Directors of Spero Therapeutics, a private biotechnology company. Dr. Deshpande received his Ph.D. in Organic Chemistry from Ohio University, following his undergraduate education in India. Dr. Deshpande has extensive leadership experience in research and development, including leading our efforts to advance our drug portfolio. In addition, Dr. Deshpande’s knowledge of the life sciences industry adds significant value to our Board of Directors.

Jason S. Fisherman, M.D., age 59. Dr. Fisherman has served as a director of Achillion since March 2000 and currently serves as a member of our Audit Committee and our Strategy and Corporate Development Committee. Since January 2016, Dr. Fisherman has been the President and Chief Executive Officer and member of the Board of Directors at C4 Therapeutics, a biotechnology company. From May 2007 to December 2015, Dr. Fisherman was a Managing Director of Synthesis Capital (formerly known as Advent Healthcare Ventures), a life science venture capital firm he co-founded in 2007. From 2002 to 2007, Dr. Fisherman was a Managing Director of Advent International, a global private equity firm which he joined in 1994. Prior to Advent, Dr. Fisherman served for three years as Senior Director of Medical Research for Enzon Pharmaceuticals developing drugs for cancer and orphan diseases. He previously managed the clinical development of a number of oncology drugs at the National Cancer Institute. Dr. Fisherman has previously served on numerous public and private biotechnology and healthcare company boards. Dr. Fisherman received his B.A. from Yale University, his M.D. from the University of Pennsylvania and his M.B.A. from the Wharton School of the University of Pennsylvania. Dr. Fisherman’s qualifications include his scientific experience, notably in clinical development and strategic product development. In addition to drug research and clinical development expertise, Dr. Fisherman brings a wealth of venture capital management experience in such areas as financing, business development and alliance formation. Finally, his broad knowledge of the life sciences industry is of significant value to our Board of Directors.

Gary E. Frashier, age 79. Mr. Frashier has served as a director of Achillion since March 2008 and currently serves as chair of our Compensation Committee and as a member of our Audit Committee. Mr. Frashier, through his company Management Associates, has been a strategic consultant to emerging growth companies in the life sciences field since 2000. From 1990 until 1998, he served as Chief Executive Officer of OSI Pharmaceuticals,

Inc., a biotechnology company, and from 1997 until 2000, as its Chairman of the Board. From 1987 until 1990, he served as President and CEO of Genex Corporation, a protein engineering company, and from 1984 until 1987, as Chairman and CEO of Continental Water Systems, Inc., a manufacturer and marketer of equipment to produce ultra-high purity water used by the pharmaceutical, medical, electronics and research industries. Mr. Frashier also served as Executive Vice President of Millipore Corporation, a provider of products and services used in pharmaceuticals, manufacturing, clinical, analytical and research laboratories, and as President of Millipore’s Waters Associates chromatography subsidiary. Mr. Frashier also serves on the Board of Directors of privately held Xeris Pharmaceuticals, a pharmaceutical company. Mr. Frashier received a B.S. in Chemical Engineering from Texas Tech University, where he is a Distinguished Engineer, and received his M.B.A. from the Massachusetts Institute of Technology, where he was an Alfred P. Sloan Fellow. Mr. Frashier’s qualifications include extensive managerial, manufacturing and merger and acquisition experience as a chief executive officer of multiple life sciences industry companies. As a director with several emerging technology companies, and as a consultant in the industry, Mr. Frashier also provides extensive experience in compensation management, alliance management and strategy development, all of which enhances his value on our Board of Directors.

Board Recommendation

The Board of Directors believes that the election of Mssrs. Graves and Scheer and Dr. Verwiel to serve as Class I directors is in the best interests of Achillion and the best interests of our stockholders and therefore recommends a vote FOR this proposal.

PROPOSAL 2—ADVISORY VOTE ON EXECUTIVE COMPENSATION

We are providing our stockholders the opportunity to vote to approve, on an advisory, non-binding basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the SEC’s rules. This proposal, which is commonly referred to as “say-on-pay,” is required by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, which added Section 14A to the Securities Exchange Act of 1934, or the Exchange Act.

Our executive compensation programs are designed to attract, motivate, and retain our executive officers, who are critical to our success. Under these programs, our named executive officers are rewarded for the achievement of our near-term and longer-term financial and strategic goals and for driving corporate financial performance and stability. The programs contain elements of cash and equity-based compensation and are designed to align the interests of our executives with those of our stockholders.

The section of this proxy statement titled “Information About Executive and Director Compensation” beginning on page 23, including “Compensation Discussion and Analysis,” describes in detail our executive compensation programs and the decisions made by the Compensation Committee with respect to the fiscal year ended December 31, 2015. As we describe in the Compensation Discussion and Analysis, our executive compensation program embodies a pay-for-performance philosophy that supports our business strategy and aligns the interests of our executives with our stockholders. The Board believes this link between compensation and the achievement of our near- and long-term business goals has helped drive our performance over time. At the same time, we believe our program does not encourage excessive risk-taking by management.

Our Board of Directors is asking stockholders to approve a non-binding advisory vote on the following resolution:

RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the compensation discussion and analysis, the compensation tables and any related material disclosed in this proxy statement, is hereby approved.

As an advisory vote, this proposal is not binding. The outcome of this advisory vote does not overrule any decision by the Company or the Board of Directors (or any committee thereof), create or imply any change to the fiduciary duties of the Company or the Board of Directors (or any committee thereof), or create or imply any additional fiduciary duties for the Company or the Board of Directors (or any committee thereof). However, our Compensation Committee and Board of Directors value the opinions expressed by our stockholders in their vote on this proposal and will consider the outcome of the vote when making future compensation decisions for named executive officers.

Section 14A of the Exchange Act also requires that stockholders have the opportunity, at least once every six years, to cast an advisory vote with respect to whether future executive compensation advisory votes will be held every one, two, or three years. At our 2011 Annual Meeting of Stockholders, our stockholders indicated their preference for an advisory vote on the compensation of our named executive officers to be held annually, which annual frequency was also the recommendation of our Board. Our Board subsequently determined that we will hold an advisory vote on the compensation of our named executive officers on an annual basis until the next required vote on the frequency of such advisory votes, or until the Board otherwise determines that a different frequency for such votes is in the best interests of our stockholders.

Board Recommendation

The Board of Directors recommends that stockholders vote to approve the compensation of our named executive officers by voting ‘FOR’ this proposal.

PROPOSAL 3—RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

Our Audit Committee has selected the firm of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the current fiscal year. PricewaterhouseCoopers LLP has served as our independent registered public accounting firm since 2002. Although stockholder approval of the selection of PricewaterhouseCoopers LLP is not required by law, the Board of Directors believes that it is advisable to give stockholders an opportunity to ratify this selection. If this proposal is not approved at our Annual Meeting, our Audit Committee will reconsider its selection of PricewaterhouseCoopers LLP. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so and will also be available to respond to appropriate questions from stockholders.

Board Recommendation

The Board of Directors believes that the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm is in the best interests of Achillion and the best interests of our stockholders and therefore recommends a vote FOR this proposal.

CORPORATE GOVERNANCE

General

This section describes key corporate governance guidelines and practices that we have adopted. Complete copies of our corporate governance guidelines, committee charters and code of conduct described below are available on our website at www.achillion.com. Alternatively, you can request a copy of any of these documents by writing to: Investor Relations, Achillion Pharmaceuticals, Inc., 300 George Street, New Haven, Connecticut 06511. Our Board of Directors believes that good corporate governance is important to ensure that we are managed for the long-term benefit of our stockholders.

Corporate Governance Guidelines

Our Board of Directors adopted corporate governance guidelines to assist the Board in the exercise of its duties and responsibilities and to serve the best interests of Achillion and our stockholders. These guidelines, which provide a framework for the conduct of the Board’s business, provide that:

•	the principal responsibility of the directors is to oversee management of the company;

•	a majority of the members of the Board shall be independent directors;

•	the independent directors meet regularly in executive session;

•	directors have full and free access to senior executives and, as necessary and appropriate, independent advisors;

•	new directors participate in an orientation program and all directors are expected to participate in continuing director education on an ongoing basis; and

•	at least annually, the Board and its committees will conduct a self-evaluation to determine whether they are functioning effectively.

Board of Directors’ Determination of Independence

Under applicable NASDAQ rules, a director only qualifies as an “independent director” if, in the opinion of our Board of Directors, that person does not have a relationship which would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Our Board of Directors has determined that none of Messrs. Frashier, Graves, Scheer or Van Nostrand, Drs. Verwiel or Fisherman or Ms. Vitullo has a relationship which would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is an “independent director” as defined under Rule 5605(a)(2) of the NASDAQ Marketplace Rules.

Rule 5605 of the NASDAQ Marketplace Rules requires a majority of a listed company’s board of directors to be comprised of independent directors within one year of listing. In addition, the NASDAQ Marketplace Rules require that, subject to specified exceptions, each member of a listed company’s audit, compensation and corporate governance and nominating committees be independent and that audit committee members also satisfy independence criteria set forth in Rule 10A-3 under the Securities Exchange Act of 1934, as amended, or the Exchange Act. Under Rule 5605(a)(2), a director will only qualify as an “independent director” if, in the opinion of our Board of Directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In order to be considered independent for purposes of Rule 10A-3, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the audit committee, the board of directors, or any other board committee: (1) accept, directly or indirectly, any consulting, advisory or other compensatory fee from the listed company or any of its subsidiaries; or (2) be an affiliated person of the listed company or any of its subsidiaries. In addition, in affirmatively determining the independence of any director who will serve on a company’s compensation committee, Rule 10C-1 under the Exchange Act requires that a company’s board of directors consider all factors specifically relevant to determining whether a director has a relationship to such company which is material to that director’s ability to be independent from management in connection with the duties of a compensation committee member, including, but not limited to: (i) the source of compensation of the director, including any consulting, advisory or other compensatory fee paid by such company to the director; and (ii) whether the director is affiliated with the company or any of its subsidiaries or affiliates.

Director Nomination Process

The process followed by the Nominating and Corporate Governance Committee to identify and evaluate candidates includes requests to our Board members and others for recommendations, meetings from time to time to evaluate biographical information and background material relating to potential candidates and interviews of selected candidates by members of the committee and the full Board. In considering whether to recommend any particular candidate for inclusion in our Board’s slate of recommended director nominees, including candidates recommended by stockholders, the Nominating and Corporate Governance Committee considers the criteria as set forth in our Corporate Governance Guidelines. These criteria include the candidate’s integrity, business acumen, knowledge of our business and industry, experience, diligence, age, conflicts of interest, the ability to act in the interests of all stockholders and whether the candidate enhances the diversity of our Board. Nominees are not discriminated against on the basis of race, religion, national origin, gender or any other basis as proscribed by law. The Nominating and Corporate Governance Committee considers diversity as one of a number of factors in identifying nominees for director and views diversity broadly to include diversity of experience, skills and viewpoint as well as traditional concepts such as race or gender. We believe that the backgrounds and qualifications of the directors, considered as a group, should provide a significant composite mix of experience, knowledge and abilities that will allow our Board to fulfill its responsibilities.

At the 2016 annual meeting, stockholders will be asked to consider the election of Dr. Verwiel, who has been nominated for election as director for the first time. In December 2015, Dr. Verwiel was appointed by our Board as a new director to fill a vacancy. Dr. Verwiel was identified to the Nominating and Corporate Governance Committee through a global search firm engaged to conduct a director search for us.

Stockholders may recommend individuals to the Nominating and Corporate Governance Committee for consideration as potential director candidates by submitting their names, together with appropriate biographical information and background materials and a statement as to whether the stockholder or group of stockholders making the recommendation has beneficially owned more than 5% of our common stock for at least a year as of the date such recommendation is made, to our Nominating and Corporate Governance Committee, c/o Secretary, Achillion Pharmaceuticals, Inc., 300 George Street, New Haven, Connecticut 06511. Assuming that appropriate biographical and background material is provided for candidates recommended by stockholders, the Nominating and Corporate Governance Committee will evaluate those candidates by following substantially the same process and applying substantially the same criteria, as for candidates submitted by others.

Our stockholders also have the right to nominate director candidates themselves, without any prior review or recommendation by the Nominating and Corporate Governance Committee or the Board, by following the procedures set forth above under “Stockholder Proposals for the 2017 Annual Meeting.”

Board of Directors Leadership Structure

Mr. Scheer has served as our Chairman of the Board since March 2010. We believe that having an independent director serve as our Chairman allows our Chief Executive Officer to focus on our business, while allowing the Chairman of the Board to fulfill a fundamental leadership role of providing advice to and independent oversight of our Board.

Our Chairman of the Board devotes a substantial amount of time and effort to his position. The Chairman of the Board role requires significant additional commitment, particularly as the Board’s oversight responsibilities continue to grow. Our Board is committed to practicing good corporate governance and believes that having an independent non-executive director serving as Chairman is the appropriate leadership structure for our Company.

Our Chairman of the Board is responsible for the smooth functioning of our Board and enhancing its effectiveness. Our Chairman guides the process of our Board, provides input on agenda items, and presides at Board meetings. Our Chairman also acts as a liaison between our Board members and our executive management team, consulting regularly and providing guidance on Board-related matters.

Board of Directors’ Role in Risk Oversight

Our Board of Directors plays an important role in risk oversight directly and through its Committees. In particular, the Board of Directors meets regularly with and is updated by our executive officers on areas of material risk to the Company, including strategic planning and financial, regulatory, legal and operational updates. These reports are provided in connection with every regular Board meeting and are discussed, as necessary, at the meeting. The Board of Directors is also routinely informed of developments that affect our risk profile and those that are material to other aspects of our business. Further, significant transactions and decisions require approval by the Board of Directors, or the appropriate Board committee.

Our Audit Committee is responsible for oversight of our financial processes and for monitoring our internal controls over financial reporting, disclosure controls and procedures, our risk management and investment policies and our code of business conduct and ethics. The Audit Committee meets regularly with management and our independent registered public accounting firm and addresses risks as the Audit Committee deems appropriate.

Our Compensation Committee monitors risks associated with our compensation policies and practices, with respect to both executive compensation and compensation generally. The Committee’s responsibilities include annually reviewing and approving corporate goals and objectives relevant to our Chief Executive Officer’s and our other named executive officers’ compensation, making recommendation to our Board with respect to the compensation of our other executive officers, overseeing an annual evaluation of our executives and reviewing our compensation policies and procedures in general.

Our Nominating and Corporate Governance Committee reviews and assesses the adequacy and risk associated with our corporate governance policies, identifies and recommends appropriate individuals to be nominated to our Board of Directors and oversees an annual evaluation to determine if our committees are functioning effectively.

Our Strategy and Corporate Development Committee assists management in carrying out its various responsibilities related to business focus, potential mergers, acquisitions, divestures, financial initiatives, and other strategic transactions. The Committee’s responsibilities include reviewing and providing guidance to management and our Board of Directors with respect to our basic strategy and business model, assisting management and our Board of Directors in discussions on material changes in our strategy, as they may evolve, and reviewing with management prospective candidates for corporate strategic transactions or potential collaboration partners, when and as appropriate. In carrying out its role and responsibility, our Strategy and Corporate Development Committee monitors risk relating to strategy.

Board of Directors Meetings and Attendance

Our Board of Directors held eight meetings, either in person or by teleconference, during the year ended December 31, 2015, or fiscal 2015. During fiscal 2015, each of our current directors attended at least 75% of the aggregate number of Board of Directors meetings and meetings held by all committees on which he or she then served.

Our Corporate Governance Guidelines provide that our directors are expected to attend the Annual Meeting of Stockholders. In 2015, eight out of nine directors attended the Annual Meeting of Stockholders.

Board of Directors Committees

Our Board of Directors has established four standing committees—Audit, Compensation, Nominating and Corporate Governance and Strategy and Corporate Development. Our Audit, Compensation and Nominating and Corporate Governance Committees each operate under a written charter that has been approved by the Board of Directors. Current copies of the charters for our Audit, Compensation, and Nominating and Corporate Governance committees are posted on the Corporate Governance section of our website, www.achillion.com.

Our Board of Directors has determined that all of the members of our Audit, Compensation and Nominating and Corporate Governance committees are independent as defined under the rules of the NASDAQ Stock Market, including, in the case of all members of the Audit Committee, the independence requirements contemplated by Rule 10A-3 under the Exchange Act and in the case of all members of the Compensation Committee, the independence requirements contemplated by Rule 10C-1 under the Exchange Act.

The chart below lists the standing committees of our Board and indicates who currently serves on those committees and how many meetings each committee held during fiscal 2015.

Board Member	Audit	Compensation	Nominating and Corporate Governance	Strategy and Corporate Development
Jason Fisherman, M.D.	■			■
Gary Frashier	■	☐
Kurt Graves		■	■	■
Michael Kishbauch				☐
David Scheer		■	☐	■
Robert Van Nostrand	☐	■
Frank Verwiel	■
Nicole Vitullo			■
Meetings in fiscal 2015	4	2	3	1
☐	Committee Chair
■	Committee Member

Our Board of Directors has determined that Mr. Van Nostrand is an “audit committee financial expert” as defined by applicable SEC rules.

Audit Committee

Our Audit Committee’s responsibilities include:

•	appointing, approving the compensation of, and assessing the independence of our independent registered public accounting firm;

•	overseeing the work of our independent registered public accounting firm, including through the receipt and consideration of reports from such firm;

•	reviewing and discussing with management and the independent registered public accounting firm our annual and quarterly financial statements and related disclosures;

•	monitoring our internal control over financial reporting, disclosure controls and procedures and code of business conduct and ethics;

•	monitoring our risk management and investment policies;

•	establishing policies regarding hiring employees from the registered public accounting firm and procedures for the receipt and retention of accounting related complaints and concerns;

•	meeting independently with our independent registered public accounting firm and management;

•	reviewing and approving or ratifying any related party transactions;

•	considering the adequacy of our internal accounting controls, critical accounting policies and audit procedures;

•	approving (or, as permitted, pre-approving) all audit and non-audit services to be performed by our independent registered public accounting firm; and

•	preparing the Audit Committee Report required by SEC rules.

Compensation Committee

Our Compensation Committee’s responsibilities include:

•	annually reviewing and approving corporate goals and objectives relevant to our Chief Executive Officer and our other named executive officers’ compensation;

•	determining our Chief Executive Officer’s compensation;

•	reviewing and approving, and reporting to our Board of Directors with respect to, the compensation of our other executive officers;

•	overseeing an evaluation of our senior executives;

•	overseeing and administering discretionary cash bonus awards and our equity incentive plans;

•	reviewing and making recommendations to our Board of Directors with respect to director compensation;

•	reviewing and discussing annually with senior executives our “Compensation Discussion and Analysis”; and

•	preparing the report of the Compensation Committee required by SEC rules.

The processes and procedures followed by our Compensation Committee in considering and determining compensation are described below in “Compensation Discussion and Analysis” under the heading “Compensation Processes.”

The Compensation Committee is authorized to retain advisors and consultants and to compensate them for their services. Additionally, the Compensation Committee may delegate authority to one or more subcommittees as it deems appropriate.

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee’s responsibilities include:

•	identifying individuals qualified to become members of our Board of Directors;

•	recommending to our Board of Directors the persons to be nominated for election as directors and to each of the Board’s committees;

•	reviewing and making recommendations to the Board of Directors with respect to management succession planning;

•	developing and recommending to the Board of Directors corporate governance principles; and

•	overseeing an annual evaluation of the Board of Directors.

The processes and procedures followed by the Nominating and Corporate Governance Committee in identifying and evaluating director candidates are described below under the heading “Director Nomination Process”. The Nominating and Corporate Governance Committee is authorized to retain advisors and consultants and to compensate them for their services.

Strategy and Corporate Development Committee

Our Strategy and Corporate Development Committee’s responsibilities include:

•	reviewing and providing guidance to management and the Board of Directors with respect to the Company’s strategy and business model;

•	assisting management and the Board of Directors in discussions on material changes in the Company’s strategy; and

•	periodically reviewing with management prospective candidates for corporate strategic transactions or potential collaboration partners, when and as appropriate.

Communicating with the Directors

Our Board of Directors will give appropriate attention to written communications that are submitted by stockholders and will respond if and as appropriate. The Chairman of the Board is primarily responsible for monitoring communications from stockholders and for providing copies or summaries to the other directors as he considers appropriate.

Under procedures approved by a majority of the independent directors, communications are forwarded to all directors if they relate to important substantive matters and include suggestions or comments that the Chairman of the Board or Chairman of the Nominating and Corporate Governance Committee, as appropriate, considers to be important for the directors to know. In general, communications relating to corporate governance and corporate strategy are more likely to be forwarded than communications relating to ordinary business affairs, personal grievances and matters as to which we tend to receive repetitive or duplicative communications.

Stockholders who wish to send communications on any topic to the Board of Directors should address such communications to Board of Directors, c/o Secretary, Achillion Pharmaceuticals, Inc., 300 George Street, New Haven, CT 06511.

Code of Business Conduct and Ethics

We have adopted a written Code of Business Conduct and Ethics that applies to our directors, officers and employees. We have posted a copy of the code on our website, www.achillion.com. In addition, we intend to post on our website all disclosures that are required by law or NASDAQ Global Select Market listing standards concerning any amendments to, or waivers of, our code.

INFORMATION ABOUT EXECUTIVE AND DIRECTOR COMPENSATION

Compensation Discussion and Analysis

Overview

The purpose of this compensation discussion and analysis is to discuss the principles underlying our compensation philosophy, programs, policies and decisions with respect to all of our “named executive officers” with a focus on the factors we rely upon most heavily in setting compensation for those individuals. This discussion is intended to help our stockholders understand the detailed information provided in the compensation tables included in this proxy statement in the context of our overall compensation programs and practices.

Compensation Objectives

The primary objective of the Compensation Committee of our Board of Directors with respect to executive compensation is to attract, retain and motivate the best possible executive talent. The Compensation Committee strives to tie short-and long-term cash and equity incentives to achievement of measurable corporate and individual performance objectives and to align executives’ incentives with stockholder value creation. To achieve this objective, the Compensation Committee has maintained, and expects to continue to implement, compensation plans that tie a substantial portion of executives’ overall compensation to our corporate, research, clinical, regulatory, business development, financial and operational performance.

Compensation Processes

Our Compensation Committee is responsible for establishing and administering our philosophy and policies governing the compensation for our executive officers, including determining base salaries, cash bonuses and equity incentive compensation. The Compensation Committee also considers the recommendations from our chief executive officer when determining the appropriate levels of compensation for each of our other named executive officers, as well as for the company as a whole.

Our chief executive officer and our vice president of human resources develop these recommendations by utilizing publicly available compensation data and subscription compensation survey data from national and regional companies in the biopharmaceutical industry. We believe that this data provides us with an appropriate starting point for compensation benchmarks, as many of the companies included in these surveys are of similar size and scope. The Compensation Committee retains Radford, an Aon Hewitt Corporation company, on a regular, bi-annual basis in a comprehensive engagement to assist in evaluating the compensation of executives, directors and employees, including the competitive pay position of the Company’s executives, directors and employees, as well as our corporate governance practices. The Committee’s objectives in obtaining these reviews are to ensure competitive compensation practices overall with a focus on attracting and retaining employees.

We operate within the framework of a pay-for-performance philosophy which is intended to bring base salaries and total executive compensation in line with the median of companies with a similar number of employees and in a similar stage of development represented in the compensation data that we review.

To determine each component of an executive’s initial compensation package, we utilize numerous factors, including:

•	the individual’s particular background and circumstances, including training and prior relevant work experience, as well as past compensation;

•	the individual’s role with Achillion and the compensation paid to similar persons in the companies represented in the compensation data that we review;

•	demand for individuals with the individual’s specific expertise and experience at the time of hire;

•	performance goals and other expectations for the position;

•	comparison to other executives within our company having similar levels of expertise and experience; and

•	uniqueness of industry skills and the relative need within Achillion for someone with those skills.

We have implemented, and the Compensation Committee has approved, an annual performance review process under which annual performance objectives are determined and set forth in writing at the beginning of each calendar year for the Company as a whole and for each individual executive and the function that each executive oversees. Annual corporate goals are proposed by the chief executive officer and approved by our Compensation Committee and Board of Directors at the beginning of each calendar year. These shared corporate goals typically involve advancement of our strategy, portfolio and assets, share price and management of operating expenditures. The executive team has shared accountability for the corporate goals. Individual and functional goals are proposed by each executive and approved by the chief executive officer during the first quarter of each calendar year. Annual individual and functional goals focus on contributions which facilitate the achievement of the corporate goals. The chief executive officer’s goals and our other named executive officers’ individual goals are reviewed and approved by the Compensation Committee. Goals may be reevaluated in light of strategic changes that may occur during the year.

After the end of the calendar year, our chief executive officer, vice president of human resources and the Compensation Committee evaluate individual, functional and corporate performance against the written goals for the year. Annual salary increases, annual bonuses and annual stock option awards are tied to the achievement of these goals. Our executive officers, other than the chief executive officer, are evaluated by the chief executive officer, who submits recommendations for salary increases, bonuses and stock option awards to the Compensation Committee for review and approval. In the case of the chief executive officer, the individual performance evaluation is evaluated by the Compensation Committee and the Compensation Committee determines his or her salary increase, bonus and stock option award which are approved by our Compensation Committee and reported to our Board of Directors. For all employees, including our executive officers, annual base salary increases, to the extent granted, are implemented effective the first day of the new calendar year.

Independent Consultants to the Compensation Committee

In the fourth quarter of 2014, as part of the Compensation Committee’s bi-annual engagement of Radford, Radford assessed the competitive pay position of the Company’s executives, employees and directors. As part of this process, the Compensation Committee reevaluated the Company’s peer group, executive total rewards, including base salary, target incentive bonus as a percentage of base salary, target total cash and long-term incentive compensation for officers and directors based on the newly defined peer group comparison, the Company’s historical executive and non-executive equity program, including the Company’s potential equity ownership level relative to its peer companies, current “in-the-money” gains and retention value from the Company’s unvested outstanding equity program, potential wealth creation opportunities based on potential future stock prices, and the Company’s aggregate and annual dilution relative to its peer companies.

Defining Our Peer Group

The first step in the compensation review process is the review and analysis of an appropriate peer group for the Company. In 2014, after discussions with, and review by the Compensation Committee, Radford recommended and the Compensation Committee approved a peer group of publicly traded companies to benchmark competitive pay levels and compensation practices. Peer group companies are those which are:

•	in a similar industry;

•	at a similar stage of product development;

•	have market capitalizations ranging from $500.0 million to $3.5 billion; and

•	have 30 to 300 employees.

The peer group that was selected in 2014 consisted of the following companies:

Celldex Therapeutics	Insmed	Sarepta Therapeutics
Clovis Oncology	Karyopharm Therapeutics	Sunesis Pharmaceuticals
Dynavax Technologies	Lexicon Pharmaceuticals	Synageva BioPharma
Enanta Pharmaceuticals	Neurocrine Biosciences	Synta Pharmaceuticals
Idenix Pharmaceuticals	Novavax	Ultragenyx Pharmaceuticals
Infinity Pharmaceuticals	Receptos	ZIOPHARM Oncology
Inovio Pharmaceuticals	Sangamo BioSciences

In January 2016, the Compensation Committee used publicly available compensation data from this peer group, with the exception of Idenix Pharmaceuticals, Receptos and Synageva BioPharma, which had been subsequently acquired, to inform their decisions in awarding salary, bonus and stock option awards for 2015 performance. In addition to this defined peer group, our Compensation Committee also reviewed a wider data set from the Radford Global Life Sciences Survey (October 2014 Edition) that included all life sciences companies with 30 to 300 employees and other data from similar companies. Based on industry benchmarking and recommendations by Radford, salary adjustments were projected to be 3%.

From January 1, 2015 to December 31, 2015, total shares outstanding and total market capitalization increased from 103,594,579 shares to 136,640,019 shares and from $1.3 billion to $1.5 billion, respectively. As a result of the change in market capitalization, in January 2016 the Compensation Committee consulted with Radford to reevaluate equity awards for 2015 performance.

The Compensation Committee intends to reassess the peer group as a part of the 2016 bi-annual executive compensation assessment to be conducted by Radford.

Say-on-Pay

Beginning in 2011, we gave our stockholders an opportunity to provide feedback on our executive compensation program and related proxy disclosure through an advisory vote at our annual stockholders meeting. Stockholders were asked to approve, on an advisory basis, the compensation paid to our named executive officers. A significant percentage of stockholders have indicated approval of the compensation of the named executive officers, with approximately 93% of the shares present or represented and voting on such matter cast in favor of the proposal at our 2015 annual stockholders meeting.

In light of the results of the advisory vote, the Compensation Committee approached decisions regarding executive compensation policies and decisions for 2015 in a manner consistent with prior years.

Executive Compensation Components

The components of our compensation package are as follows:

Base Salary

Base salaries for our executives are established based on the scope of their responsibilities and their prior relevant background, training and experience, taking into account competitive market compensation paid by the companies represented in the compensation data we review for similar positions and the overall market demand for such executives at the time of hire. As with total executive compensation, we believe that executive base salaries should generally target the mean of the salaries for executives in similar positions and with similar responsibilities in the companies of similar size to us represented in the compensation data we review. An executive’s base salary is also evaluated together with other components of the executive’s compensation to ensure that the executive’s total direct compensation is in line with the market and with our overall compensation philosophy. Base salaries are reviewed annually as part of our performance review process and increased for merit, as determined through an assessment of each executive’s success in meeting or exceeding individual performance objectives and an assessment of achievement of corporate goals. If we identify significant market changes in our data analysis, we also realign base salaries with market levels for the same positions in the companies of similar size to us represented in the compensation data we review. Additionally, we adjust base salaries as warranted throughout the year for promotions or other changes in the scope or breadth of an executive’s or employee’s role or responsibilities.

In December 2014, the Compensation Committee approved increases in executive base salaries for 2015 ranging from 2% to 8.5%. In January 2016, the Compensation Committee approved increases in executive base salaries for 2016 ranging from 3% to 12%. In making its determinations, the Compensation Committee utilized an average 3% merit increase and considered corporate and individual performance achievements as well as the recommendation by Radford to align base salaries for certain executives to the market 50th percentile for similar life sciences and peer group companies.

Milind S. Deshpande, Ph.D., President and Chief Executive Officer. In December 2014, the Compensation Committee approved an increase of 8.5% to Dr. Deshpande’s 2014 annual base salary to $525,100 effective in January 2015. In making its determination to increase Dr. Deshpande’s salary, our Compensation Committee considered three key factors: (i) significant achievement of corporate goals; (ii) the innovation and discovery of Company’s new factor D complement inhibitor drug platform; and (iii) his pay relative to our peer group and to align his base salary with the market 50th percentile. In January 2016, the Compensation Committee approved an increase of 12% to Dr. Deshpande’s annual base salary to $590,000. In making its determination to increase Dr. Deshpande’s salary, our Compensation Committee considered four key factors: (i) significant effort resulting in the achievement of corporate goals (see “Annual Performance-based Cash Bonus” for discussion of these corporate goals); (ii) his leadership on establishing and implementing a collaboration with Janssen for our hepatitis C virus, or HCV, drug candidates; (iii) the advancement of our complement factor D platform; and (iv) the need to align his total direct compensation relative to our peer group at the 50th percentile which resulted in an adjustment to his base salary to approximately the 75th market percentile.

Mary Kay Fenton, Executive Vice President and Chief Financial Officer. In December 2014, the Compensation Committee approved an increase of 3% to Ms. Fenton’s 2014 annual base salary to $360,140. In making its determination to increase Ms. Fenton’s salary, our Compensation Committee considered two key factors: (i) the level of achievement of Ms. Fenton’s financial, operational and strategic goals during the year, and (ii) effectively managing our investor relations function and communicating our value proposition, supporting a greater than 50% increase in share price. In January 2016, the Compensation Committee approved an increase of 3% to Ms. Fenton’s annual base salary to $371,000, positioning her base salary to be at approximately the 50th market percentile. In making its determination to increase Ms. Fenton’s salary, our Compensation Committee considered four key factors: (i) her key role with the Janssen collaboration (ii) the success of the public offering of our common stock in February 2015 which raised net proceeds of $132.6 million (iii) her successful execution of new corporate branding, and (iv) successfully leading the finance and general administration functions.

David Apelian, M.D., Ph.D., Executive Vice President and Chief Medical Officer. In December 2014, the Compensation Committee approved an increase of 3% to Dr. Apelian’s 2014 annual base salary to $471,328. In making its determination to increase Dr. Apelian’s base salary, our Compensation Committee considered two key factors: (i) successful execution of key clinical studies, specifically the proof-of-concept study of ACH-3422 and the ACH-3102 and sofosbuvir proxy study and (ii) successfully leading the clinical development organization. In January 2016, the Compensation Committee approved an increase of 3% to Dr. Apelian’s annual base salary to $485,500. In making its determination to increase Dr. Apelian’s base salary, our Compensation Committee considered three key factors: (i) his key role with the Janssen collaboration (ii) his role in the selection of key indications for review for our complement factor D platform; and (iii) successfully leading and optimizing the clinical development organization. Dr. Apelian’s salary is approximately at the 75th market percentile due to the competitive hiring market for clinical physicians.

Joseph Truitt, Executive Vice President and Chief Commercial Officer. In December 2014, the Compensation Committee approved an increase of 3% to Mr. Truitt’s 2014 annual base salary to $347,429. In making its determination to increase Mr. Truitt’s base salary, our Compensation Committee considered three key factors: (i) the advancement of the Company’s commercial plans during 2014, (ii) the effective assessment and identification of first target indication for our factor D complement inhibitor platform; and (iii) effectively communicating our commercial value position in both HCV and the factor D complement inhibitor platform to key external stakeholders. In January 2016, the Compensation Committee approved an increase of 7% to Mr. Truitt’s annual base salary to $371,000, positioning his base salary to be at approximately the 75th market percentile. In making its determination to increase Mr. Truitt’s base salary, our Compensation Committee considered three key factors: (i) his exceptional performance in leading and effectively managing the execution of the Janssen collaboration; (ii) his successful development and execution of our complement factor D strategy; and (iii) effectively leading the commercial and business development function.

Gautam Shah, Ph.D., former Executive Vice President and Chief Compliance Officer. In December 2014, the Compensation Committee approved an increase of 2% to Mr. Shah’s 2014 annual base salary to $351,170. Dr. Shah ceased to be an employee on March 31, 2015, and his compensation information is included in response to SEC requirements. Dr. Shah received salary continuation through March 31, 2016, per the terms of his severance agreement.

Annual Performance-Based Cash Bonus

Our compensation program includes eligibility for an annual performance-based discretionary cash bonus. We believe that annual performance-based discretionary cash bonuses compensate for the achievement of strategic, portfolio, operational and financial objectives and the achievement of individual goals.

For 2015, target annual performance-based cash bonus percentage was 60% of base salary for our chief executive officer and was 35% of base salary for all our other named executive officers. Upon review of 2015 corporate and individual results against goals periodically established by the Compensation Committee and our management throughout the year, the Compensation Committee may award bonus payments to our executives above or below the target amount, particularly in cases in which goals are not achieved or are exceeded.

In January 2016, our Compensation Committee approved cash bonus compensation ranging from 121% to 138% of target for executives, including our named executive officers. In making this determination, the Compensation Committee gave consideration to (i) achievement of corporate objectives in terms of both scientific and business accomplishments that were completed during 2015, which resulted in 115% achievement of corporate performance; and (ii) individual achievements by executives. For 2015 performance, the cash bonus award for our chief executive officer and other named executive officers was determined by calculating the percent of corporate performance achievement multiplied by the percent of individual performance achievement. Further information regarding the payout of the cash bonuses is included below.

2015 Annual Incentive Program

Name	2015 Target Award (% of Base Salary)	2015 Target Bonus Payment ($)	2015 Actual Bonus Payment ($)	2015 Actual Bonus Payment (% of Target Award Opportunity)
Milind Deshpande	60%	$315,060	$416,667	132%
Mary Kay Fenton	35%	$126,049	$159,452	127%
David Apelian	35%	$164,965	$199,195	121%
Joseph Truitt	35%	$121,600	$167,808	138%

Dr. Shah ceased to be an executive officer in March 2015 and did not receive an annual performance-based cash bonus for fiscal 2015.

In approving cash bonuses for our named executive officers, the Compensation Committee considered the following corporate performance achievements and the level of effort applied towards each during 2015:

•	Successful completion of public offering of the Company’s common stock;

•	Successfully advancing the HCV assets and executing the strategic transaction with Janssen, specifically:

•	successfully advancing and completing activities for HCV studies; and

•	completing the Janssen collaboration

•	Progress of the Company’s complement factor D Inhibitors:

•	completion of Investigational New Drug-enabling studies in Q4 2015;

•	completion of a regulatory submission for paroxysmal nocturnal hemoglobinuria to New Zealand for ACH-4471;

•	preparation for the initiation of first-in-man studies in Q4 2015;

•	successfully obtained scientific advice on complement through scientific advisory board: and

•	Our financial and operational results, including our cash management and cash and cash equivalents balance as of December 31, 2015.

In addition, the Compensation Committee considered the change in our common stock price from January 1, 2015 to December 31, 2015.

Dr. Deshpande’s annual cash bonus award for 2015 was $416,667 which represents 132% of his target bonus award. In making this award, the Compensation Committee considered the corporate performance achievements described above as well as his individual performance, specifically: (i) his significant effort resulting in the achievement of corporate goals, (ii) his leadership on establishing and implementing a collaboration with Janssen for HCV, and (iii) the advancement of our complement factor D platform.

Ms. Fenton’s annual cash bonus award for 2015 was $159,452, which represents 127% of her target bonus award. In making this award, the Compensation Committee considered, in addition to the Company’s overall performance, her achievement of individual objectives for 2015 including: (i) her key role with the Janssen collaboration, (ii) the success of the public offering of our common stock which raised net proceeds of $132.6 million, (iii) her successful execution of new corporate branding, and (iv) successfully leading the finance and general administration functions.

Dr. Apelian’s annual cash bonus award for 2015 was $199,195 which represents 121% of his target bonus award. In making this award, the Compensation Committee considered, in addition to the Company’s overall performance, Dr. Apelian’s achievement of individual objectives for 2015 including: (i) his key role with Janssen collaboration, (ii) his role in the selection of key indications for review for our complement factor D platform, and (iii) successfully leading and optimizing the clinical development organization.

Mr. Truitt’s annual cash bonus award for 2015 was $167,808, which represents 138% of his target bonus award. In making this award, the Compensation Committee considered, in addition to the Company’s overall performance, achievement of his individual objectives for 2015 including: (i) his exceptional performance in leading and effectively managing the execution of the Janssen collaboration, (ii) his successful development and execution of our complement factor D strategy, and (iii) effectively leading the commercial and business development function.

Equity-Based Awards

We believe that long-term performance is achieved through an ownership culture that encourages long-term participation by all our employees in equity-based awards. Our 2015 Stock Incentive Plan, which we refer to as the 2015 Plan, allows for the grant to employees, including executive officers and directors, of stock options, restricted stock and other equity-based awards. We typically make an initial equity award of stock options to new employees and annual performance-based equity grants as part of our overall annual compensation review. Our Board of Directors has delegated authority to our Compensation Committee to make initial new employee equity grants, as well as annual grants of options to all of our employees. Occasionally, upon promotion or other circumstances, the Compensation Committee may grant awards at other times during the year.

Initial Stock Option Award. Executives and other employees who join us are awarded initial stock option grants. These grants have an exercise price equal to the fair market value of our common stock on the grant date and typically vest as to 25% of the shares underlying the award on the first anniversary of the date of grant and as to 6.25% of the shares underlying the award quarterly thereafter for the following three years, subject to continued service. The size of the initial stock option award is determined based on the employee’s position with us and analysis of the competitive practices of the companies similar in size to us represented in the compensation data that we review.

Annual Stock Option Award. Our practice is to grant annual stock option awards as part of our overall compensation review process program. The Compensation Committee believes that stock options provide management with a strong link to long-term corporate performance and the creation of stockholder value. In keeping with our philosophy, we intend that the annual aggregate value of these awards will be set in an amount required to maintain the employee group as a whole, and executives as a subset, at or near competitive median levels for companies represented in the compensation data we review. From January 1, 2015 to December 31, 2015, total shares outstanding and total market capitalization increased from 103,594,579 shares to 136,640,019 shares and from $1.3 billion to $1.5 billion, respectively. As a result of the change in market capitalization, in January 2016 the Compensation Committee consulted with Radford to reevaluate the size of equity awards to be made for 2015 performance. The Compensation Committee determined to make annual awards of stock options in the 25th to 50th percentile level of our peer group for 2015 performance.

In January 2016, the Compensation Committee approved grants of stock option awards to our named executive officers based upon 2015 performance. All grants were made at an exercise price of $7.61 per share, the closing market price per share on the date of grant. The Compensation Committee’s objective in making these grants to each of our officers was to reward positive 2015 goal achievement and to provide long-term retention incentives. The Compensation Committee approved the following equity awards for our named executives (other than Dr. Shah, who was not serving as an executive officer at the end of 2015):

Name	Shares of Common Stock Underlying Stock Options (#)(1)
Milind Deshpande	400,000
Mary Kay Fenton	118,000
David Apelian	118,000
Joseph Truitt	142,000

(1)	These options vest as to 25% of the shares underlying the award on the first anniversary of the date of grant and as to an additional 6.25% of the shares underlying the award at the end of each three-month period thereafter.

Other Compensation

We maintain broad-based benefits that are provided to all employees, including health insurance, life and disability insurance, dental insurance and a 401(k) defined contribution plan. We currently match employee

401(k) contributions at a rate of $0.50 cents for each dollar contribution, up to 6% of eligible contributions. In particular circumstances, we also utilize cash signing bonuses when certain executives and non-executives join us. Such cash signing bonuses are typically repayable in full to the company if the recipient voluntarily terminates employment with us prior to the first anniversary of the date of hire. Whether a signing bonus is paid and the amount thereof is determined on a case-by-case basis under the specific hiring circumstances. For example, we will consider paying signing bonuses to compensate for amounts forfeited by an employee upon terminating prior employment, to assist with relocation expenses or to create additional incentive for an employee to join our company in a position where there is high market demand. We did not award any signing bonuses to executives in 2015.

In addition, we also reimburse Dr. Apelian and Mr. Truitt for reasonable travel and living expenses incurred as a result of their commuting from New Jersey and Pennsylvania, respectively, to our offices in Connecticut, and make tax gross-up payments to Dr. Apelian and Mr. Truitt to reimburse them for any federal or state income taxes associated with receipt of such reimbursements (and related income taxes owed due to the receipt of the gross-up payment).

Termination Based Compensation

Severance. In the event we terminate Dr. Deshpande’s employment for reasons other than cause, death or disability, or if Dr. Deshpande terminates his employment for good reason (as defined in his employment agreement), he is entitled to receive (i) his salary in effect on the date of termination until the date that is eighteen months following the termination date; (ii) if he is eligible for and elects to receive COBRA continuation, payment of the premiums for his medical or dental insurance benefits for twelve months or, if earlier, the expiration of his COBRA continuation coverage; (iii) a payment equal to a pro-rated portion of the bonus payment earned or paid for the prior fiscal year; and (iv) immediate vesting and exercisability of 25% of the original number of shares subject to unvested option grants. In the event such termination occurs within twelve months following a change in control of the company, then he will receive his current year target cash performance incentive in lieu of the pro-rated amount described above and his right to severance will not terminate upon becoming employed by another company.

In the event we terminate Ms. Fenton’s employment for reasons other than cause, death or disability, or Ms. Fenton terminates her employment for good reason (as defined in her employment agreement), she is entitled to receive (i) her salary in effect on the date of termination until the earlier of (A) the date that is six or twelve months following the termination date (depending on whether she resigns for good reason and which good reason is the basis for the resignation) and (B) the date she commences full-time employment with another company; (ii) if she is eligible for and elects to receive COBRA continuation, payment of the premiums for his/her medical or dental insurance benefits for twelve months or, if earlier, the expiration of her COBRA continuation coverage; (iii) a payment equal to a pro-rated portion of the bonus payment earned or paid for the prior fiscal year; and (iv) immediate vesting and exercisability of 25% of the original number of shares subject to unvested option grants. In the event the employment termination occurs within twelve months following a change in control of the company, then Ms. Fenton will receive her current year target cash performance incentive in lieu of the pro-rated amount described above and her right to severance will not terminate upon becoming employed by another company.

In the event we terminate Dr. Apelian’s or Mr. Truitt’s employment for reasons other than cause, death or disability, or if such executive terminates his employment for good reason (as defined in his employment agreement), such executive is entitled to receive (i) his salary in effect on the date of termination until the date that is twelve months following the termination date, until the earlier of (x) the date that is twelve months after the date of termination or (y) the date upon which the executive commences full-time employment with another company; (ii) if he is eligible for and elects to receive COBRA continuation, payment of the premiums for his medical or dental insurance benefits for twelve months or, if earlier, the expiration of his COBRA continuation coverage; (iii) a payment equal to a pro-rated portion of the bonus payment earned or paid for the prior fiscal year; and (iv) immediate vesting and exercisability of 25% of the original number of shares subject to unvested option grants. In the event such termination occurs within twelve months following a change in control of the company, then such executive will receive his current year target cash performance incentive in lieu of the pro-rated amount described above and his or her right to severance will not terminate upon becoming employed by another company.

Acceleration of Vesting of Equity-Based Awards. In addition to the benefits described above, upon a change in control, each of our named executive officers is entitled to immediate vesting and exercisability of 25% of the original number of shares subject to unvested option grants. We refer to this as “single trigger” acceleration. In the event we terminate such executive’s employment for reasons other than cause, death or disability, or if such executive terminates his employment for good reason, within twelve months following a change in control of the company, then each executive officer is entitled to immediate vesting and exercisability of all outstanding equity awards. We refer to this as “double trigger” acceleration. We believe that “single trigger” acceleration prevents an unintended windfall in the event of a friendly (non-hostile) change of control and provides an incentive for executive officers to remain with Achillion despite the uncertainties raised by a possible change of control, while the “double trigger” provides an incentive for executive officers to pursue change of control events that could result in a termination of the officer’s employment but are in the best interests of our stockholders.

The agreements with our named executive officers also provide that the amount of severance benefits payable to such executive in connection with a change in control may be reduced by an amount such that the excise tax and nondeductibility provisions of sections 280G and 4999 of the Internal Revenue Code, as amended, (the “Code”) would not apply to such payments. The severance benefits payable will only be so reduced if the net after-tax amount that would be received by the executive is greater than the net after-tax amount that would have been received without such reduction.

Tax and Accounting Considerations

Section 162(m) of the Code. Section 162(m) of the Code generally disallows a tax deduction for compensation in excess of $1.0 million paid to our chief executive officer and to each other officer (other than our chief executive officer and our chief financial officer) whose compensation is required to be reported to our stockholders pursuant to the Exchange Act by reason of being among the three most highly paid executive officers. Certain compensation, including qualified performance-based compensation, will not be subject to the deduction limit if certain requirements are met. The Compensation Committee periodically reviews the potential consequences of Section 162(m) of the Code and we generally intend to structure our stock options to comply with exemptions in Section 162(m) of the Code. However, the Compensation Committee may, in its judgment, authorize compensation payments that do not comply with exemptions in Section 162(m) when it believes that such payments are appropriate to attract and retain executive talent and are in the best interests of our stockholders.

Hedging and Pledging Policy

We have an insider trading policy that is applicable to all of our employees and members of our Board of Directors. The policy prohibits those individuals and their related persons from engaging in any speculative transactions involving our stock, including the following activities: short sales of our securities, including short sales “against the box”; purchases or sales of puts, calls or other derivative securities based on our securities; purchases of financial instruments (including prepaid variable forward contracts, equity swaps, collars and exchange funds) that are designed to hedge or offset any decrease in the market value of our securities; the purchase of our securities on margin; borrowing against our securities held in a margin account; or pledging our securities as collateral for a loan. However, an exception may be granted in extraordinary situations where a person wishes to pledge our securities as collateral for a loan (other than a margin loan) and clearly demonstrates the financial capacity to repay the loan without resort to the pledged securities. Any person who wishes to pledge our securities as collateral for a loan must submit a request for approval to our Chief Financial Officer. In addition, any such request by a director or executive officer must also be reviewed and approved by the Audit Committee.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with our management. Based on this review and discussion, the Compensation Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

By the Compensation Committee of the Board of Directors:

Gary E. Frashier, Chair

Kurt Graves

David Scheer

Robert Van Nostrand

Executive Compensation

The following table shows the total compensation paid or accrued for the fiscal years ended December 31, 2015, 2014 and 2013 for our chief executive officer, our chief financial officer, our two other most highly compensated executive officers who served as executive officers during the year ended December 31, 2015 and one additional officer who would have been included among our most highly compensated executive officers if he had been serving as such on December 31, 2015. We refer to these officers as our named executive officers.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)		Option Awards (1) ($)		Non-Equity Incentive Plan Compensation (2) ($)		All Other Compensation ($)		Total ($)
Milind Deshpande, Ph.D.	2015	525,100		—	(3)	416,667		8,298	(4)	950,065
Director, President and Chief Executive Officer	2014	484,100		4,070,653	(5)	384,860		8,124	(6)	4,947,737
	2013	435,583	(7)	3,679,998	(5)	148,893	(8)	7,992	(9)	4,272,466

Mary Kay Fenton,	2015	360,140		—	(3)	159,452		8,298	(4)	527,890
Executive Vice President and Chief Financial Officer	2014	347,679	(10)	1,209,436		158,479		8,124	(6)	1,723,718
	2013	326,400		580,968		74,256		7,992	(9)	989,616

David Apelian, M.D., Ph.D.	2015	471,328		—	(3)	199,195		32,340	(11)	702,863
Executive Vice President and Chief Medical Officer	2014	457,600		1,791,457		212,212		32,016	(12)	2,493,285
	2013	256,667	(13)	1,807,634		100,100	(14)	10,726	(15)	2,175,127

Joseph Truitt,	2015	347,429		—	(3)	167,808		28,219	(16)	543,456
Executive Vice President and Chief Commercial Officer	2014	335,408	(17)	1,209,436		152,886		42,312	(18)	1,740,042
	2013	313,300		464,775		71,276		37,266	(19)	886,617

Gautam Shah, Ph.D.	2015	97,434	(20)	—		—		256,739	(21)	354,173
Former Executive Vice President and Chief Compliance Officer	2014	344,500		972,505		138,058		8,124	(6)	1,463,187
	2013	334,400		464,775		76,076		7,992	(9)	883,243

(1)	The amounts in this column reflect the aggregate grant date fair value of the option awards granted in accordance with ASC 718, Stock Compensation. There can be no assurance that the amounts recognized in accordance with ASC 718 will ever be realized.
(2)	The amounts in this column reflect discretionary cash performance-based bonus awards approved by the Compensation Committee in January 2016 in connection with our annual performance review process for 2015 performance.
(3)	In 2016, the timing of our annual compensation review changed from the end of the fiscal year to the beginning of the next fiscal year. See “Compensation Discussion and Analysis” for a discussion of stock option awards made in January 2016 with respect to 2015 performance. The stock option awards made in January 2016 will be reflected in our next year’s proxy statement as stock options awarded in 2016.
(4)	Represents $348 of life insurance premiums paid by Achillion and $7,950 in matching company contributions pursuant to Achillion’s 401(k) defined contribution plan.
(5)	On December 17, 2013, the Compensation Committee granted Dr. Deshpande a stock option to purchase 400,000 shares of the Company’s common stock. On May 23, 2014, the Compensation Committee rescinded 250,000 shares underlying the original stock option in order to comply with the annual per-participant stock option limit for 2013 provided under the terms of our 2006 Plan. On that same date, the Compensation Committee also granted Dr. Deshpande a new stock option under the 2006 Plan to purchase 250,000 shares of common stock at the same exercise price, which price exceeded the fair market value of our stock on the grant date, and having the same expiration date as the rescinded award. The fair value of the option to purchase 250,000 shares of common stock in the amount of $538,922 is included in the “Option Awards” column for 2014. The amount previously reported in the “Option Awards” column for 2013 has been revised to reflect the rescission of 250,000 shares of common stock underlying the option that was awarded to Dr. Deshpande in December 2013.
(6)	Represents $324 of life insurance premiums paid by Achillion and $7,800 in matching company contributions pursuant to Achillion’s 401(k) defined contribution plan.

(7)	In connection with his promotion to President and Chief Executive Officer in May 2013, Dr. Deshpande’s annual base salary was increased from $387,400 to $470,000.
(8)	Dr. Deshpande’s non-equity incentive plan compensation was calculated proportionally based on his salary and bonus rates for 2013.
(9)	Represents $342 of life insurance premiums paid by Achillion and $7,650 in matching company contributions pursuant to Achillion’s 401(k) defined contribution plan.
(10)	In connection with her promotion to Executive Vice President in March 2014, Ms. Fenton’s annual base salary was increased from $337,824 to $349,650.
(11)	Represents $348 of life insurance premiums paid by Achillion, $17,400 for travel and living expense reimbursement incurred as a result of Dr. Apelian’s commuting from New Jersey to our offices in Connecticut and $14,592 for a tax gross-up payment to reimburse him for the federal and state income taxes associated with receipt of the reimbursement.
(12)	Represents $324 of life insurance premiums paid by Achillion, $17,400 for travel and living expense reimbursement incurred as a result of Dr. Apelian’s commuting from New Jersey to our offices in Connecticut and $14,292 for a tax gross-up payment to reimburse him for the federal and state income taxes associated with receipt of the reimbursement.
(13)	Dr. Apelian’s employment with the Company commenced in May 2013. Dr. Apelian’s annual base salary was $440,000.
(14)	Dr. Apelian’s non-equity incentive plan compensation was calculated based on his non pro-rated salary.
(15)	Represents $162 of life insurance premiums paid by Achillion, $5,800 for travel and living expense reimbursement incurred as a result of Dr. Apelian’s commuting from New Jersey to our offices in Connecticut and $4,764 for a tax gross-up payment to reimburse him for the federal and state income taxes associated with receipt of the reimbursement.
(16)	Represents $348 of life insurance premiums paid by Achillion, $7,950 in matching company contributions pursuant to Achillion’s 401(k) defined contribution plan, $19,921 for travel and living expense reimbursement incurred as a result of Mr. Truitt’s commuting from Pennsylvania to our offices in Connecticut and $8,746 for a tax gross-up payment to reimburse him for the federal and state income taxes associated with receipt of the reimbursement.
(17)	In connection with his promotion to Executive Vice President in March 2014, Mr. Truitt’s annual base salary was increased from $325,900 to $337,310.
(16)	Represents $348 of life insurance premiums paid by Achillion, $7,950 in matching company contributions pursuant to Achillion’s 401(k) defined contribution plan, $19,921 for travel and living expense reimbursement incurred as a result of Mr. Truitt’s commuting from Pennsylvania to our offices in Connecticut and $8,746 for a tax gross-up payment to reimburse him for the federal and state income taxes associated with receipt of the reimbursement.
(18)	Represents $324 of life insurance premiums paid by Achillion, $7,800 in matching company contributions pursuant to Achillion’s 401(k) defined contribution plan, $18,770 for travel and living expense reimbursement incurred as a result of Mr. Truitt’s commuting from Pennsylvania to our offices in Connecticut and $15,418 for a tax gross-up payment to reimburse him for the federal and state income taxes associated with receipt of the reimbursement.
(19)	Represents $342 of life insurance premiums paid by Achillion, $7,650 in matching company contributions pursuant to Achillion’s 401(k) defined contribution plan, $16,072 for travel and living expense reimbursement incurred as a result of Mr. Truitt’s commuting from Pennsylvania to our offices in Connecticut and $13,202 for a tax gross-up payment to reimburse him for the federal and state income taxes associated with receipt of the reimbursement.
(20)	Dr. Shah ceased to be an employee of the company on March 31, 2015, and his salary for 2015 includes $338 in unused vacation time, paid upon his termination.
(21)	Represents $253,745 of severance payments, $81 of life insurance premiums paid by Achillion and $2,913 in matching company contributions pursuant to Achillion’s 401(k) defined contribution plan.

GRANTS OF PLAN-BASED AWARDS FOR 2015

The following table sets forth information regarding each grant of an award made to a named executive officer during 2015 under any plan, contract, authorization or arrangement pursuant to which cash, securities, similar instruments or other property may be received.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards Target ($)(1)	All Other Option Awards: Number of Securities Underlying Options (#)(2)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Option Awards (3)($)
Milind Deshpande, Ph.D.		315,060
Director, President and Chief Executive Officer	—		—	—	—

Mary Kay Fenton		126,049
Executive Vice President and Chief Financial Officer	—		—	—	—

David Apelian, M.D., Ph.D.		164,965
Executive Vice President and Chief Medical Officer	—		—	—	—

Joseph Truitt		121,600
Executive Vice President and Chief Commercial Officer	—		—	—	—

Gautam Shah, Ph.D. (4)		—
Former Executive Vice President and Chief Compliance Officer	—		—	—	—

(1)	Reflects the potential non-equity incentive compensation plan awards that could have been earned under our 2015 annual performance review process at target level. In its discretion, the Compensation Committee may, however, award bonus payments to our executives above or below the target amounts, particularly in cases in which certain goals are not achieved or are exceeded. The amounts actually paid to the named executive officers for performance in 2015 are shown in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table.
(2)	In 2016, the timing of our annual compensation review changed from the end of the fiscal year to the beginning of the next fiscal year. See “Compensation Discussion and Analysis” for discussion of stock option awards made in January 2016 with respect to 2015 performance. The stock option awards made in January 2016 will be reflected in next year’s Proxy statement as stock options awarded in 2016.
(3)	The amounts reported in this column reflect the aggregate grant date fair value of awards computed in accordance with ASC 718.
(4)	Dr. Shah ceased to be an employee on March 31, 2015.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table sets forth information concerning outstanding stock options on December 31, 2015, the last day of our fiscal year, for each of the named executive officers.

	Option Awards(1)
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date
Milind Deshpande, Ph.D.	46,000	—	14.75	12/19/2016
Director, President and Chief Executive Officer	47,900	—	5.41	06/06/2017
	60,000	—	4.82	12/14/2017
	75,576	—	3.10	12/16/2020
	100,000	—	7.59	12/12/2021
	108,750	36,250	8.64	12/18/2022
	375,000	225,000	7.59	05/28/2023
	100,000	200,000	3.02	12/17/2023
	86,250	258,750	13.24	12/02/2024

Mary Kay Fenton	49,000	—	14.75	12/19/2016
Executive Vice President and Chief Financial Officer	45,000	—	4.82	12/14/2017
	33,250	—	3.28	12/18/2019
	188,000	—	3.10	12/16/2020
	75,000	—	7.59	12/12/2021
	108,750	36,250	8.64	12/18/2022
	125,000	125,000	3.02	12/17/2023
	13,125	16,875	3.66	03/04/2024
	27,500	82,500	13.24	12/02/2024

David Apelian, M.D., Ph.D.	125,000	75,000	7.59	05/28/2023
Executive Vice President and Chief Medical Officer	140,000	150,000	3.02	12/17/2023
	43,750	131,250	13.24	12/02/2024

Joseph Truitt	33,250	—	3.28	12/18/2019
Executive Vice President and Chief Commercial Officer	188,000	—	3.10	12/16/2020
	100,000	—	7.59	12/12/2021
	108,750	36,250	8.64	12/18/2022
	100,000	100,000	3.02	12/17/2023
	13,125	16,875	3.66	03/04/2024
	27,500	82,500	13.24	12/02/2024

Gautam Shah, Ph.D.(2)	—	—	—	—
Former Executive Vice President and Chief Compliance Officer

(1)	The options granted have a ten year life and vest over a four year period with 25% of the shares vesting on the first anniversary of the date of grant and an additional 6.25% vesting at the end of each three-month period thereafter, subject to continued service.
(2)	Dr. Shah ceased to be an employee on March 31, 2015.

OPTION EXERCISES AND STOCK VESTED

	Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)
Milind Deshpande, Ph.D.	100,000	1,198,000
Director, President and Chief Executive Officer

Mary Kay Fenton	56,625	550,457
Executive Vice President and Chief Financial Officer

David Apelian, M.D., Ph.D.	10,000	74,800
Executive Vice President and Chief Medical Officer

Joseph Truitt	—	—
Executive Vice President and Chief Commercial Officer

Gautam Shah, Ph.D.(2)	433,875	2,131,434
Former Executive Vice President and Chief Compliance Officer

(1)	Calculated by multiplying the number of shares times the difference of the market price of the stock on the date of exercise less the exercise price.
(2)	Dr. Shah ceased to be an employee on March 31, 2015.

Employment Agreements and Potential Payments Upon Termination or Change in Control

We have entered into employment agreements with each of Drs. Deshpande, Apelian and Shah, Mr. Truitt and Ms. Fenton. Dr. Shah ceased to be an employee on March 31, 2015. These employment agreements generally provide base salary in an amount annually reviewable for increase, but not decrease, at the discretion of our Board of Directors or a committee of the Board of Directors. The employment agreements also entitle each officer to receive an annual cash performance bonus in an amount that is expressed as a percentage of base salary if the Board of Directors in its discretion determines that such officer has achieved or surpassed performance goals established by the Board of Directors or Compensation Committee in consultation with our management. Currently, the minimum target bonus percentage is 60% for Dr. Deshpande and 35% for Ms. Fenton, Dr. Apelian, and Mr. Truitt.

Each officer is also eligible to participate in any of our equity incentive programs. In addition, each officer’s employment agreement provides for severance benefits in the event Achillion terminates such officer’s employment for reasons other than cause (as defined in their respective employment agreements), death or disability, or they terminate their respective employment for good reason (as defined in their respective employment agreements). In addition, if, within one year following a change in control of Achillion, such officer’s employment is terminated without cause or if such officer terminates his or her employment for good reason, the officer is entitled to additional change-in-control benefits.

For additional information about our executive compensation program generally and the terms of our employment agreements with our executive officers, including officer base salaries, target bonus amounts, target option awards, option awards actually granted and severance and change in control benefits, please see the section of this proxy statement entitled “Compensation Discussion and Analysis.”

Potential Termination and Change in Control Payments

Potential termination and change-in-control payments pursuant to the employment agreements assuming termination or change in control occurred on December 31, 2015 are set forth in the table below.

		Triggering Event
Name	Benefit	Change in Control (With or Without Termination of Employment) ($)		Termination Without Cause (other than following a Change In Control) ($)		Resignation For Good Reason or Termination Without Cause Within 12 Months Following a Change-in- Control ($)		Resignation Due to Requirement For Executive to Relocate (other than following a Change In Control) ($)
Milind Deshpande, Ph.D.	Severance Payments	—		787,650	(1)	787,650	(1)	787,650	(1)
	Bonus Payment	—		315,060	(2)	315,060	(3)	315,060	(3)
	Continuation of Benefits	—		—	(4)	—	(4)	—	(4)
	Market Value of Stock Vesting(5)	1,334,938	(6)	—		2,351,938	(7)	—

	Total	1,334,938		1,102,710		3,454,648		1,102,710

Mary Kay Fenton	Severance Payments	—		360,140	(1)	360,140	(1)	360,140	(1)
	Bonus Payment	—		126,049	(2)	126,049	(3)	126,049	(3)
	Continuation of Benefits	—		19,836	(4)	19,836	(4)	19,836	(4)
	Market Value of Stock Vesting(5)	617,038	(6)	—		1,169,506	(7)	—

	Total	617,038		506,025		1,675,531		506,025

David Apelian, M.D., Ph.D.	Severance Payments	—		471,328	(1)	471,328	(1)	471,328	(1)
	Bonus Payment	—		164,965	(2)	164,965	(3)	164,965	(3)
	Continuation of Benefits	—		19,836	(4)	19,836	(4)	19,836	(4)
	Market Value of Stock Vesting(5)	742,750	(6)	—		1,405,500	(7)	—

	Total	742,750		656,129		2,061,629		656,129

Joseph Truitt	Severance Payments	—		347,429	(1)	347,429	(1)	347,429	(1)
	Bonus Payment	—		121,600	(2)	121,600	(3)	121,600	(3)
	Continuation of Benefits	—		19,836	(4)	19,836	(4)	19,836	(4)
	Market Value of Stock Vesting(5)	519,913	(6)	—		975,256	(7)	—

	Total	519,913		488,865		1,464,121		488,865

Gautam Shah, Ph.D.(8)	Severance Payments	—		—		—		—
	Bonus Payment	—		—		—		—
	Continuation of Benefits	—		—		—		—
	Market Value of Stock Vesting	—		—		—		—

	Total	—		—		—		—

(1)	Represents a lump sum payment equal to twelve months of each executive’s base salary at the time of termination except in the case of Dr. Deshpande for whom the amount represents a lump sum payment equal to eighteen months of base salary.
(2)	This amount is calculated under the assumption that the termination date is the last day of the fiscal year.
(3)	Represents a payment equal to each executive’s annual target bonus payment.

(4)

Represents payment for the continuation of medical and dental benefit coverage equal to the share of the premium for such coverage currently paid by us until the earlier of the end of the 12th month after his or her employment ends or the date the covered individual’s COBRA continuation coverage expires, except in the case of Dr. Deshpande for whom the amount represents 18 months of coverage. For purposes of this table, we have calculated the value of the continuation of benefits based on premium amounts as of December 31, 2015.

(5)	These awards would become vested and the value of the acceleration would be equal to the shares multiplied by the excess of the then current stock price over the exercise price of the options. For purposes of this table, we have calculated the value of the acceleration using the closing price of our common stock on December 31, 2015, or $10.79 per share.
(6)	Represents the acceleration of vesting as to 25% of the original number of common shares subject to options held by the executive.
(7)	Represents the acceleration of vesting as to 100% of the original number of common shares subject to options held by the executive.
(8)	Dr. Shah ceased to be an employee on March 31, 2015.

Securities Authorized for Issuance Under Our Equity Incentive Plans

The following table provides information about the securities authorized for issuance under our equity compensation plans as of December 31, 2015.

Equity Compensation Plan Information

Plan Category	Number of securities to be issued upon exercise of outstanding options (a)		Weighted average exercise price of outstanding options (b)		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	8,501,333	(1)	$7.08	(2)	10,479,166	(3)
Equity compensation plans not approved by security holders	—		—		—

Total	8,501,333				10,479,166

(1)	Includes shares of our common stock issuable upon exercise of options to purchase common stock awarded under our 2006 Plan and our 2015 Plan.
(2)	Only stock option awards were used in computing the weighted average exercise price.
(3)	Includes 8,772,949 shares of our common stock available for issuance under our 2015 Plan and 1,706,217 shares of common stock available for issuance under our 2006 Employee Stock Purchase Plan (as amended June 2, 2015).

Compensation of Directors

Under our Director Compensation Policy in 2015, each of our non-employee directors received (i) a fee of $2,000 for each Board of Directors meeting that such non-employee director attended in person, (ii) a fee of $1,000 for each Board of Directors meeting at which the director participated telephonically, and (iii) reimbursement for all expenses incurred in attending Board of Directors and committee meetings. In addition, non-employee directors received an annual retainer of $30,000, payable in quarterly installments. Directors who served on the Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee or Strategy and Corporate Development Committee received a fee of $1,000 for each such committee meeting attended outside of a regularly scheduled meeting of the full Board of Directors. The Chairman of the Board received an additional retainer of $25,000, the Chairperson of the Audit Committee received an additional annual retainer of $10,000 and each of the chairpersons of the Compensation Committee, Nominating and Corporate Governance Committee and Strategy and Corporate Development Committee received an additional annual retainer of $5,000.

In addition, subject to approval of the Board of Directors, each non-employee director received (i) upon initial election to the Board of Directors, a nonstatutory stock option for the purchase of 30,000 shares of our common stock which vested immediately upon election and (ii) an annual nonstatutory stock option grant for the purchase of 25,000 shares of our common stock under our 2015 Plan, which vested as to 25% of the shares underlying the award on the date of grant and as to an additional 2.08% of the shares underlying the award at the end of each monthly period thereafter, subject to continued service. We do not compensate directors who are also our officers or employees for service as a director. Each of the grants had a term of ten years and an exercise price equal to the closing price of our common stock on the Nasdaq Stock Market on the date of grant.

In January 2016, the Compensation Committee reviewed the Director Compensation Policy using a competitive analysis prepared by Radford and competitive data from similar companies and amended the compensation framework from a meeting fee structure to a retainer-based structure. Under the amended Director Compensation Policy, each non-employee director receives an annual cash retainer of $50,000, payable in quarterly installments. Non-employee directors who serve as members of a committee of the Board receive an additional annual retainer, which is $10,800 for service on the Audit Committee, $7,500 for service on the Compensation Committee, $5,000 for service on the Nominating and Corporate Governance Committee and $7,500 for service on the Strategy and Corporate Development Committee. In addition, the Chairman of the Board receives an additional retainer of $30,000, the Chair of the Audit Committee receives an additional annual retainer of $20,000, the Chair of the Compensation Committee receives an additional annual retainer of $15,000, the Chair of the Nominating and Corporate Governance Committee receives an additional annual retainer of $10,000, and the Chair of the Strategy and Corporate Development Committee receives an additional annual retainer of $15,000. Expenses incurred in attending Board and committee meetings are fully reimbursed.

Based on the competitive analysis, the Board maintained the initial option grant to directors of nonstatutory stock options for the purchase of 30,000 shares of our common stock upon initial election to the Board described above, but approved an adjustment of the annual stock option structure to provide that each director shall receive an annual nonstatutory stock option grant for the purchase of 30,000 shares of common stock under our 2015 plan, which will (i) vest as to 25% of the shares underlying the award on the date of grant and as to an additional 2.08% of the shares underlying the award at the end of each monthly period thereafter, subject to continued service, (ii) have a term of ten years, and (iii) have an exercise price equal to the closing price of our common stock on the Nasdaq Stock Market on the date of the grant. In January 2016, each of our non-employee directors was awarded a stock option for the purchase of 30,000 shares of common stock under this new compensation policy.

DIRECTOR COMPENSATION

The following table sets forth information concerning the compensation of our non-employee directors for the fiscal year ended December 31, 2015.

	Director Compensation
Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)		All Other Compensation ($)	Total ($)
Jason Fisherman, M.D.	48,000	—		—	48,000
Gary Frashier	58,000	—		—	58,000
Kurt Graves	50,000	—		—	50,000
Michael D. Kishbauch	48,000	—		—	48,000
Dennis Liotta, Ph.D.(2)	21,000	—		—	21,000
David Scheer	82,000	—		—	82,000
Robert Van Nostrand	66,000	—		—	66,000
Frank Verwiel, M.D.	2,000	198,231	(3)	—	200,160
Nicole Vitullo	52,000	—		—	52,000

(1)	In 2016, the timing of our annual compensation review changed from the end of the fiscal year to the beginning of the next fiscal year. Accordingly, stock option awards were made in January 2016 for 2015 service and will be reflected in our next year’s proxy statement as stock options awarded in 2016.
(2)	Dennis Liotta, Ph.D. resigned as a member of the Board of Directors on June 8, 2015.
(3)	The amount in this column reflects the aggregate grant date fair value of the option award granted for the fiscal year ended December 31, 2015, in accordance with ASC 718, Stock Compensation. There can be no assurance that the amounts recognized in accordance with ASC 718 will ever be realized. The assumptions we used to calculate these amounts are included in Note 12 to our audited financial statements included in our annual report on Form 10-K for the fiscal year ended December 31, 2015 filed with the SEC on February 25, 2016.

The aggregate outstanding options for each non-employee director as of December 31, 2015 are:

Name	Aggregate Options Outstanding(#)
Jason Fisherman, M.D.	195,000
Gary Frashier	118,750
Kurt Graves	205,000
Michael D. Kishbauch	216,250
David Scheer	220,000
Robert Van Nostrand	220,000
Frank Verwiel, M.D.	30,000
Nicole Vitullo	140,000

Compensation Committee Interlocks and Insider Participation

For 2015, the members of the Compensation Committee were Messrs. Frashier, Graves, Scheer and Van Nostrand. No member of the Compensation Committee was at any time during 2015, or formerly, an officer or employee of ours or any subsidiary of ours. Messrs. Frashier, Graves, Scheer and Van Nostrand have not had any relationship with us requiring disclosure under Item 404 of Regulation S-K under the Exchange Act.

No executive officer of Achillion has served as a director or member of a compensation committee (or other committee serving an equivalent function) of any other entity, one of whose executive officers served as a director of or member of our Compensation Committee.

OTHER MATTERS

Audit Committee Report

The Audit Committee has reviewed our audited financial statements for the fiscal year ended December 31, 2015 and discussed them with our senior executives and our independent registered public accounting firm.

The Audit Committee has also received from, and discussed with, our independent registered public accounting firm various communications that our independent registered public accounting firm is required to provide to the Audit Committee, including the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

The Audit Committee has received the written disclosures and the letter from our independent registered public accounting firm required by Rule 3526, Communication with Audit Committees Concerning Independence, as adopted by the Public Company Accounting Oversight Board, and has discussed with our independent registered public accounting firm their independence.

Based on the review and discussions referred to above, the Audit Committee recommended to our Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2015.

By the Audit Committee of the Board of Directors:

Robert Van Nostrand, Chair
Jason Fisherman
Gary Frashier
Frank Verwiel

Fees of Independent Registered Public Accounting Firm

Auditors’ Fees

The following table summarizes the fees of PricewaterhouseCoopers LLP, our independent registered public accounting firm, billed to us for each of the last two fiscal years.

	Fiscal 2015	Fiscal 2014
Audit Fees(1)	$489,487	$562,755
Audit-Related Fees(2)	—	44,838
Tax Fees(3)	24,700	32,200
All Other Fees(4)	1,818	1,818

Total Fees	$516,005	$641,611

(1)	Audit Fees consist of fees for the audit of our financial statements, the audit of our internal control over financial reporting, the review of interim financial statements included in our quarterly reports on Form 10-Q and other professional services provided in connection with statutory and regulatory filings or engagements.
(2)	Audit-Related Fees consist of fees for assurance and related services that are reasonably related to the performance of the audit and the review of our financial statements and which are not reported under Audit Fees.
(3)	Tax Fees consist of fees for tax compliance, tax advice and tax planning services. Tax compliance services, which relate to services provided for preparation of tax returns, claims for refunds and tax payment-planning services, accounted for the total tax fees billed in fiscal 2015 and 2014.
(4)	All Other Fees for fiscal 2015 and 2014 consists of a subscription to PricewaterhouseCoopers LLP’s online accounting research library.

Pre-Approval Policies and Procedures

Our Audit Committee has adopted policies and procedures relating to the approval of all audit and non-audit services that are to be performed by our independent registered public accounting firm. This policy generally provides that we will not engage our independent registered public accounting firm to render audit or non-audit services unless the service is specifically approved in advance by the Audit Committee or the engagement is entered into pursuant to one of the pre-approval procedures described below.

From time to time, our Audit Committee may pre-approve specified types of services that are expected to be provided to us by our independent registered public accounting firm during the next 12 months. Any such pre-approval is detailed as to the particular service or type of services to be provided and is also generally subject to a maximum dollar amount.

Our Audit Committee has also delegated to the chairman of the Audit Committee the authority to approve any audit or non-audit services to be provided to us by our independent registered public accounting firm. Any approval of services by the chairman of the Audit Committee pursuant to this delegated authority is reported on at the next meeting of the Audit Committee.

In fiscal 2015, there were no audit fees approved outside of the pre-approval process outlined above.

Certain Relationships and Related Transactions

In May 2015, we entered into an exclusive collaboration and license agreement with Janssen and its affiliate, Johnson & Johnson Innovation-JJDC, Inc., or JJDC, which we refer to as the Janssen Agreement. Under the Janssen Agreement, we granted Janssen exclusive worldwide rights to develop and commercialize products that contain one or more of our drug candidates for the treatment of HCV, namely odalasvir, a second-generation NS5A inhibitor, ACH-3422, a NS5B HCV polymerase inhibitor, and sovaprevir, a NS3/4A HCV protease inhibitor. The Janssen Agreement became effective June 29, 2015 upon the early termination of applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or the HSR Act. In addition, upon the closing of the transactions contemplated by the Janssen Agreement, we entered into a stock purchase agreement with JJDC, which we refer to as the JJDC stock purchase agreement. Pursuant to the JJDC stock purchase agreement, on July 1, 2015, we issued 18,367,346 shares of our common stock to JJDC at a price of $12.25 per share for an aggregate purchase price of $225 million. The JJDC stock purchase agreement became effective on July 1, 2015.

Under the terms of the Janssen Agreement, we are eligible to receive (1) up to $115 million of milestone payments based upon achievement of clinical enrollment and dosing in specified studies, substantially all of which is related to dosing in one study, (2) up to an additional $290 million of milestone payments based upon regulatory approvals and first commercial sale in specified territories, the majority of which relates to regulatory approval and the first commercial sale in the U.S., and (3) up to an additional $500 million of milestone payments based upon achieving worldwide sales targets. We are also eligible to receive royalties on worldwide annual net sales of licensed products, if any, at tiered royalty rate percentages beginning in the mid-teens and rising to the low-twenties, subject to customary reductions. The royalty term is determined on a licensed-product-by-licensed-product and country-by-country basis and begins on the first commercial sale of a licensed product in a country and ends on the expiration of the last to expire of specified patents or regulatory exclusivity covering such licensed product in such country or, with a customary royalty reduction, ten years after such first commercial sale if there is no such exclusivity. Janssen will bear the future costs of worldwide development and commercialization of licensed products, subject to specified exceptions relating to our ongoing studies and technology transfer.

Policies and Procedures Regarding Review, Approval or Ratification of Related Party Transactions

Our Board of Directors is committed to upholding the highest legal and ethical conduct in fulfilling its responsibilities and recognizes that related party transactions can present a heightened risk of potential or actual conflicts of interest. Accordingly, as a general matter, it is our preference to avoid related party transactions.

In accordance with our Audit Committee charter, members of the Audit Committee, all of whom are independent directors, review and approve all related party transactions for which approval is required under applicable laws or regulations, including SEC and the NASDAQ Stock Market rules. Current SEC rules define a related party transaction to include any transaction, arrangement or relationship in which we are a participant and the amount involved exceeds $120,000 and in which any of the following persons has or will have a direct or indirect interest:

•	our executive officers, directors or director nominees;

•	any person who is known to be the beneficial owner of more than 5% of our common stock;

•

any person who is an immediate family member, as defined under Item 404 of Regulation S-K, of any of our executive officers, directors or director nominees or beneficial owner of more than 5% of our common stock; or

•

any firm, corporation or other entity in which any of the foregoing persons is employed or is a partner or principal or in a similar position or in which such person, together with any other of the foregoing persons, has a 5% or greater beneficial ownership interest.

In addition, the Audit Committee reviews and investigates any matters pertaining to the integrity of management, including conflicts of interest and adherence to our Code of Business Conduct and Ethics. Under our Code of Business Conduct and Ethics, our directors, officers and employees are expected to avoid any relationship, influence or activity that would cause or even appear to cause a conflict of interest. Under our Code of Business Conduct and Ethics, a director is required to promptly disclose to our Board of Directors any potential or actual conflict of interest involving him or her. In accordance with our Code of Business Conduct and Ethics, the Board of Directors will determine an appropriate resolution on a case-by-case basis. All directors must recuse themselves from any discussion or decision affecting their personal, business or professional interests.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, executive officers and holders of more than 10% of our common stock to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other of our equity securities. Based solely on our review of copies of Section 16(a) reports furnished to us and representations made to us, we believe that during 2015 all our officers, directors and holders of more than 10% of our common stock complied with all Section 16(a) filing requirements.

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose the voting method outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet must be received by 11:59 p.m., Eastern Time, on May 24, 2016.

Vote by Internet • Go to www.investorvote.com/ACHN • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board of Directors recommends a vote FOR all the nominees listed in Proposal 1 and FOR Proposals 2 and 3.

1. To elect three Class I Directors for terms to expire at our 2019 annual meeting of stockholders and until their successors are duly elected and qualified.	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the numbers(s) of the nominee(s) on the line below.	+
	☐	☐	☐
Nominees
01 - Kurt Graves
02 - David Scheer

03 - Frank Verwiel	For	Against	Abstain			For	Against	Abstain
2. To approve an advisory vote on executive compensation.	☐	☐	☐	3.	To ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the current fiscal year.	☐	☐	☐

NOTE: to transact such other business as may properly come before the meeting, including any adjournment or postponement thereof.

B	Non-Voting Items

Change of Address — Please print new address below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign this proxy exactly as your name appears hereon. Joint owners should each sign personally. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation or partnership, please give full title as such. If a corporation or partnership, only authorized persons should sign.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
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▼ IF YOU HAVE NOT VOTED VIA THE INTERNET, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — ACHILLION PHARMACEUTICALS, INC.

ANNUAL MEETING OF STOCKHOLDERS

May 25, 2016 at 9:00 a.m.

300 George Street, New Haven, CT 06511

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF ACHILLION PHARMACEUTICALS, INC.

Those signing on the reverse side, revoking any prior proxies, hereby appoint(s) Milind S. Deshpande, Martha E. Manning and Mary Kay Fenton, or each of them, with full power of substitution, as proxies for those signing on the reverse side to act and vote at the 2016 Annual Meeting of Stockholders of Achillion Pharmaceuticals, Inc. and at any adjournments thereof as indicated upon all matters referred to on the reverse side and described in the Proxy Statement for the Annual Meeting, and, in their discretion, upon any other matters which may properly come before the Annual Meeting.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED STOCKHOLDER. IF NO SUCH DIRECTIONS ARE GIVEN, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES TO THE BOARD OF DIRECTORS OF ACHILLION PHARMACEUTICALS, INC. LISTED IN PROPOSAL 1 AND FOR PROPOSALS 2 AND 3.

UNLESS YOU INTEND TO VOTE YOUR SHARES BY INTERNET, PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY IN THE ENCLOSED REPLY ENVELOPE

CONTINUED AND TO BE SIGNED ON REVERSE SIDE